Exhibit 10.1

ASSET PURCHASE AND SALE AGREEMENT

between

Cordillera Texas, L.P.
as “Seller”

and

Forest Oil Corporation
as “Buyer”

Dated as of August 15, 2008

i

Exhibits:

Exhibit A	Wells
Exhibit B	Leases
Exhibit C	Excluded Assets
Exhibit D	Form of Transition Agreement
Exhibit E	Form of Assignment
Exhibit F	Form of Deed
Exhibit G	Form of Non-Foreign Affidavit

Schedules:

Schedule 1.3(a)	Vehicles
Schedule 2.2(a)(vi)	Lease Extensions
Schedule 2.4(a)	Active Wells
Schedule 2.4(b)	Wells being Drilled
Schedule I	Allocated Values
Seller Disclosure Schedule

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT dated as of August 15, 2008, is by and between Cordillera Texas, L.P., a Texas limited partnership (“Seller”), and Forest Oil Corporation, a New York corporation (“Buyer”).

RECITALS:

A.            Seller desires to sell, assign and convey to Buyer, and Buyer desires to purchase and accept from Seller, certain oil and gas properties and related assets located in the State of Texas.

B.            Seller and Buyer deem it in their mutual best interests to execute and deliver this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, Seller and Buyer do hereby agree as follows:

ARTICLE I
Purchase and Sale

Section 1.1.           Purchase and Sale.  At the Closing, Seller shall sell, assign and convey the Assets, and Buyer shall purchase and pay for the Assets and assume the Assumed Obligations, all in accordance with the terms and conditions of this Agreement.

Section 1.2.           Oil and Gas Assets.  Subject to Section 1.4, and in addition to those items set forth in Section 1.3, Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, all of Seller’s right, title and interest in and to the following (the “Oil and Gas Assets”):

(a)           Any oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including working, royalty and overriding interests, production payments, operating rights, and net profit interests;

(b)           Any Hydrocarbons and other minerals or revenues therefrom to the extent produced at and after the Effective Time, all other receivables and proceeds attributable to the Oil and Gas Assets at and after the Effective Time, and all Hydrocarbons in storage or within processing plants at the Effective Time;

(c)           All oil and gas wells related or incidental to the property, interests and rights referred to in Section 1.2(a) (the “Wells”), including, but not limited to, those wells described in Exhibit A;

(d)           All leasehold interests associated with or related to the property, interests and rights referred to in Section 1.2(a) and 1.2(c) (collectively, the “Leases”) and the lands related thereto (collectively, the “Lands”), including, but not limited to, those Leases created by the leases described in Exhibit B, and the Permits and other agreements that relate to the Wells described in Exhibit A;

(e)           All of the personal property, fixtures and improvements appurtenant or related to the Wells or the Leases or used or obtained in connection with the operation of the Wells or the Leases or with Seller’s production, treatment, sale or disposal of Hydrocarbons or water produced therefrom, including without limitation, pipelines, gathering systems and compression facilities appurtenant to or located upon the Lands;

(f)            All other property, rights, privileges, benefits and appurtenances in any way belonging to, incidental to, appertaining to, or necessary for the operation of the property, interests and rights described in Sections 1.2(a) through 1.2(e), including, to the extent transferable, all agreements, product purchase and sale contracts, surface leases, gas gathering contracts, salt water disposal leases and wells, processing agreements, compression agreements, equipment leases, Permits, gathering lines, rights-of-way, easements, operating licenses, farmouts and farmins, options, orders, pooling, spacing or consolidation agreements, unit agreements, communitization agreements, and operating agreements and all other agreements relating thereto;

(g)           The following books, records, accounts, files, information, and data in Seller’s possession, custody, or control (in electronic form or otherwise) that pertain in any material way to the operation of the foregoing assets (collectively, “Records”):

(i)            instruments and agreements that constitute, create, or govern the Leases, the Lands, the Wells, the Permits, the easements, rights-of-way, equipment, agreements and licenses described above;

(ii)           title opinions, abstracts of title, and title files for the Lands, the Leases and the Wells;

(iii)          drilling reports and logs relating to the Lands, the Leases, and the Wells;

(iv)          geological, paleontological, geophysical and chemical data and information, for the Lands, the Leases, and the Wells, to the extent such data, information and analyses are assignable by Seller;

(v)           to the extent not previously furnished by Seller to Buyer, any geological, geophysical, or seismic data, materials, or information related to the Oil and Gas Assets, including maps, records or other technical information related to or based upon any such data, materials or information, in all cases to the extent such data, materials, or information is assignable by Seller;

(vi)          revenue, expense, and royalty accounting for the Lands, the Leases, and the Wells;

(vii)         taxes associated with the Lands, the Leases, or the Wells; and

(viii)        information about Seller’s Hydrocarbon production, processing, storage, transportation, and sales, including all production and sales records;

(h)           Any refund of costs, Taxes or expenses borne by Seller attributable to periods from and after the Effective Time;

(i)            Any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from the Oil and Gas Assets, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time from and after the Effective Time;

(j)            Any and all proceeds from settlements with regard to reclassification of gas produced from the Oil and Gas Assets, insofar as said proceeds are attributable to periods of time from and after the Effective Time;

(k)           All claims (including insurance claims) and causes of action of Seller against one or more third parties arising from acts, omissions, or events occurring from and after the Effective Time and all claims under any joint interest audit attributable to any period from and after the Effective Time; and

(l)            All trade credits and other proceeds attributable to the Oil and Gas Assets with respect to all period after the Effective Time.

Section 1.3.           Other Assets.

(a)           Subject to Section 1.4, and in addition to those items set forth in Section 1.2, Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, all of Seller’s right, title and interest in and to the following (the “Other Assets”):

(i)            The equipment, personal property, computer hardware and software, inventory and other property comprising or used in connection with the Oil and Gas Assets and located in Seller’s office premises in Longview, Texas (the “Longview Field Office”); and

(ii)           The vehicles used in connection with the Oil and Gas Assets, as more fully described in Schedule 1.3(a).

(b)           In addition to those items set forth in Section 1.2, Seller agrees to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, all of Seller’s right, title and interest in and to the Designated Pre-Effective Time Benefits effective as of 5:00 p.m., local Denver, Colorado time, on the Survival Date (the “Conversion Point”), at which point the Designated Pre-Effective Time Benefits shall no longer be deemed as “Excluded Assets” under Section 1.4 and instead shall be treated as Assets for purposes hereof.  The “Designated Pre-Effective Time Benefits” shall mean the assets and properties of Seller referenced in subsections (a), (b)(ii), (c), (d), (e) and (f) of Section 1.4 in existence at the Conversion Point.  If requested by Buyer, Seller agrees to execute an assignment or other instrument in favor of Buyer reasonably acceptable to both parties to evidence the sale and assignment of the Designated Pre-Effective Time Benefits.

Section 1.4.           Assets Excluded.  Notwithstanding anything herein contained to the contrary (but subject to the terms of Section 1.3(b) with respect to the Designated Pre-Effective

Time Benefits), the Oil and Gas Assets and the Other Assets (collectively, the “Assets”) do not include, and there is hereby excepted and reserved unto Seller all other assets, properties, and business of Seller, including the following:

(a)           All trade credits and other proceeds attributable to the Oil and Gas Assets with respect to all periods prior to the Effective Time;

(b)           (i) All of Seller’s right, title, and interest in any oil, gas, or mineral leases, overriding royalties, production payments, net profits interests, fee mineral interests, fee royalty interests and other interests in oil, gas, and other minerals not expressly included in the definition of Oil and Gas Assets, and (ii) all oil, gas or other hydrocarbon production from or attributable to the Oil and Gas Assets with respect to all periods prior to the Effective Time, and all proceeds attributable thereto except for the marketable oil in storage described in Section 2.2(a)(i);

(c)           Any refund of costs, Taxes or expenses borne by Seller or Seller’s predecessors in title attributable to periods prior to the Effective Time;

(d)           Any and all proceeds from the settlements of contract disputes with purchasers of Hydrocarbons from the Oil and Gas Assets, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time;

(e)           Any and all proceeds from settlements with regard to reclassification of gas produced from the Oil and Gas Assets, insofar as said proceeds are attributable to periods of time prior to the Effective Time;

(f)            All claims (including insurance claims) and causes of action of Seller against one or more third parties arising from acts, omissions, or events occurring prior to the Effective Time and all claims under any joint interest audit attributable to any period prior to the Effective Time;

(g)           All limited liability company, limited partnership, financial, acquisition, tax and legal (other than title) books and records of Seller;

(h)           Any reserve data, materials or information, including reserve databases and interpretations related to or based upon any such data, materials or information;

(i)            All leases for office premises used by Seller, and all furniture, fixtures and equipment located at any office other than the Longview Field Office, including computers, telephone equipment and other similar items of tangible personal property;

(j)            All of Seller’s accounting or other administrative systems, computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property;

(k)           All documents and instruments of Seller that may be protected by an attorney-client privilege (exclusive of title opinions in respect of the Oil and Gas Assets);

(l)            All of the other assets described on Exhibit C, together with any rights, liabilities, or obligations associated with such assets;

(m)          The Existing Hedges and all hedging transactions and any gains or losses attributable to any hedging activities, whether occurring before or after the Effective Time; and

(n)           All (i) correspondence or other documents or instruments of Seller relating to the transactions contemplated hereby or transactions for the acquisition or disposition of oil and gas properties prior to the Effective Time, (ii) lists of other prospective purchasers of Seller or the Oil and Gas Assets or other properties of Seller compiled by Seller, (iii) bids submitted to Seller by other prospective purchasers of Seller or the Oil and Gas Assets or other properties of Seller, (iv) analyses by Seller or any Affiliates thereof submitted by other prospective purchasers of Seller or the Oil and Gas Assets, and (v) correspondence between or among Seller or its Affiliates or their respective representatives with respect to, or with, any other prospective purchasers of Seller or the Oil and Gas Assets or any transactions for the acquisition or disposition of oil and gas properties prior to the Effective Time.

Subject to Section 1.3(b), the properties and assets specified in the foregoing paragraphs (a) through (n) of this Section 1.4 are herein collectively called the “Excluded Assets”.

Section 1.5.           Effective Time.  Except as otherwise provided in Section 1.3(b) with respect to the Pre-Effective Time Benefits, the purchase and sale of the Assets shall be effective as of July 1, 2008, at 7:00 a.m., at the location of the Oil and Gas Assets (the “Effective Time”).

ARTICLE II
Purchase Price

Section 2.1.           Purchase Price.  In consideration of the sale of the Assets by Seller to Buyer, Buyer shall pay Seller $707,500,000 in cash (the “Cash Consideration”) and shall issue to Seller an aggregate of 3,500,000 shares of Buyer’s common stock, par value $0.10 per share (“Buyer Common Stock” and with the Cash Consideration, the “Purchase Price”), which is quoted under the symbol “FST” on the New York Stock Exchange (“NYSE”).  The Purchase Price, as adjusted pursuant to this Article II and the other applicable provisions hereof, is herein called the “Adjusted Purchase Price”.

Section 2.2.           Adjustments to Cash Consideration.  The Cash Consideration shall be adjusted as follows:

(a)           The Cash Consideration shall be adjusted upward by the following:

(i)            the value of all marketable oil in storage above the pipeline connection as of the Effective Time and not previously sold by Seller that is attributable to the Oil and Gas Assets, such value to be the Average Price, less applicable royalties, burdens, Taxes and gravity adjustments;

(ii)           the following amounts paid by or on behalf of Seller in connection with the operation of the Oil and Gas Assets, in accordance with generally accepted accounting principles, attributable to the period after the Effective Time:

(A)          all ad valorem, property, production, excise, severance and similar Taxes based upon or measured by the ownership of property or the production of Hydrocarbons or the receipt of proceeds therefrom, pursuant to the proration provided in Section 2.2(c);

(B)           all expenditures, rentals and other charges and expenses billed under applicable operating agreements, and in the absence of an operating agreement, expenses of the sort customarily billed under such agreements.  Seller shall be entitled to retain all amounts for reimbursement to the operator of indirect overhead expenses of the type typically provided for in per well or per month charges under the COPAS form of accounting procedure received (or invoiced) by Seller as operator to third party non-operators attributable to periods prior to the Closing Date;

(C)           an amount equal to all prepaid expenses attributable to the Oil and Gas Assets that are paid by or on behalf of Seller that are, in accordance with U.S. generally accepted accounting principles, attributable to the period after the Effective Time;

(D)          any capital costs actually paid by Seller that are not related to a Well listed on Schedule 2.4(a) or Schedule 2.4(b), and, with respect to capital costs incurred after the date of this Agreement, for which Seller has obtained written consent from Buyer pursuant to Section 6.4 if such consent is required; and

(E)           if the Closing has not occurred on or prior to September 30, 2008, and the conditions of Section 10.1 were satisfied on or prior to September 30, 2008, an amount equal to the interest which accrues at the Agreed Rate on an amount equal to $900,000,000 less the Deposit, from September 30, 2008 to the Closing Date;

(iii)          in the event that the amount of Imbalances as of the Effective Time attributable to underproduction (expressed on an Mcf basis) exceeds the amount of Imbalances as of the Effective Time attributable to overproduction (expressed on an Mcf basis), the amount determined by multiplying the difference between such amounts times $6.00;

(iv)          the amount, if any, required by Section 2.4;

(v)           the amount of any beneficial title discrepancy pursuant to Section 8.2(d);

(vi)          an amount equal to the aggregate cash paid in July 2008 by Seller to renew or extend Leases as set forth on Schedule 2.2(a)(vi); and

(vii)         any other amount agreed upon in writing by Seller and Buyer.

(b)           The Cash Consideration shall be adjusted downward by the following:

(i)            proceeds received by Seller attributable to the Assets (including, but not limited to, sales of Hydrocarbons through the Closing Date) that are, in accordance with generally accepted accounting principles, attributable to the period of time from and after the Effective Time;

(ii)           to the extent not otherwise treated as an adjustment to the Cash Consideration in this Agreement, an amount equal to unpaid or unassessed ad valorem, property, production, severance and similar Taxes and assessments based upon or measured by the ownership of the Oil and Gas Assets that are attributable to periods of time prior to the Effective Time, pursuant to the proration provided in Section 2.2(c);

(iii)          an amount equal to the sum of all Title Defect and Environmental Defect adjustments made in accordance with Article VIII and Article IX;

(iv)          an amount equal to the Allocated Value of any Oil and Gas Assets not sold to Buyer because of the exercise before Closing by a third party of a preferential right to purchase under Section 8.6;

(v)           an amount equal to all cash in, or attributable to, “Suspense Accounts” relative to the Oil and Gas Assets and held by Seller as set forth in Section 7.10;

(vi)          in the event that the amount of Imbalances as of the Effective Time attributable to overproduction (expressed on an Mcf basis) exceeds the amount of Imbalances as of the Effective Time attributable to underproduction (expressed on an Mcf basis), the amount determined by multiplying the difference between such amounts times $6.00; and

(vii)         any other amount agreed upon in writing by Seller and Buyer.

(c)           Any ad valorem, property, and similar Taxes and assessments on the Oil and Gas Assets shall be prorated upon the basis of the tax year for which assessed (unless undeterminable as of the Closing Date and then based upon the previous year’s ad valorem, property, production, excise, severance and similar Taxes and assessments with an adjustment to be made by payment between the parties to “true-up” such Taxes when the actual amount is determinable) and payable and apportioned between Seller and Buyer upon the basis of the actual number of days before and after the Effective Time in such year.  Any production, excise, severance or similar Taxes based on or measured by production from the Oil and Gas Assets shall be allocated (i) to Seller to the extent based on production occurring prior to the Effective Time, and (ii) to Buyer to the extent based on production occurring from and after the Effective Time.

(d)           It is Seller’s and Buyer’s intent that the adjustments under this Agreement to the Cash Consideration, and any components of such adjustments, shall not be applied or computed in a manner that results in a duplicative effect.

Section 2.3.           Adjustments to Buyer Common Stock.

(a)           In the event that the average of the per share closing sales prices of the Buyer Common Stock as reported by the NYSE for the ten Trading Days ending on the fifth Business

Day prior to the Closing (the “Average Closing Share Price”) is less than $45.00 per share, in lieu of the number of shares of Buyer Common Stock provided in Section 2.1, Buyer will issue to Seller an aggregate number of shares of Buyer Common Stock equal to $157,500,000 divided by the Average Closing Share Price.

(b)           In the event that the Average Closing Share Price is more than $65.00 per share, in lieu of the number of shares of Buyer Common Stock provided in Section 2.1, Buyer will issue to Seller an aggregate number of shares of Buyer Common Stock equal to $227,500,000 divided by the Average Closing Share Price.

(c)           The share prices set forth in subsections (a) and (b) above shall be adjusted appropriately to reflect any stock dividends, stock combinations, stock splits, or reverse stock splits with respect to Buyer Common Stock.

(d)           Buyer will not issue any certificates for any fractional shares of Buyer Common Stock otherwise issuable pursuant to the transaction contemplated hereby.  In lieu of issuing such fractional shares, Buyer shall pay cash to Seller in respect of such fractional share.  Such cash payment shall be based on the Average Closing Share Price.

Section 2.4.           Property Development Adjustments.  The Cash Consideration shall be further increased by the amount of capital costs paid by, and not otherwise reimbursed to, Seller, not to exceed $38,000,000 to (a) complete the Wells listed on Schedule 2.4(a), and (b) drill and complete the Wells listed on Schedule 2.4(b), in each case regardless of when such capital costs are incurred by Seller.  For clarity, Seller shall remain fully and ultimately responsible for all drilling and sidetracking costs on the wells listed on Schedule 2.4(a) regardless of when such costs are incurred by Seller.  For purposes of this Section 2.4, the descriptions contained in the authorities for expenditure for the applicable Wells shall be used to determine what constitutes drilling costs and what constitutes completion costs; provided that costs incurred in sidetracking Wells shall never constitute completion costs.

Section 2.5.           Closing and Post-Closing Accounting Settlements.

(a)           No later than five days prior to Closing, Seller shall present a proposed preliminary settlement statement (the “Preliminary Settlement Statement”) showing its preliminary calculation of the Purchase Price adjusted in accordance with Section 2.2, Section 2.3, and Section 2.4.  Buyer shall advise Seller of any proposed changes or objections to the Preliminary Settlement Statement no less than two days prior to Closing and the parties shall thereafter diligently attempt to resolve all issues in regard to the Preliminary Settlement Statement on or before Closing.  If such matters cannot be resolved as of the Closing Date, the Adjusted Purchase Price paid to Seller on the Closing Date shall be the Adjusted Purchase Price set forth in the Preliminary Settlement Statement prepared by Seller and the matter shall be resolved in connection with the Final Settlement Statement.

(b)           On or before December 31, 2008, Seller shall prepare and deliver to Buyer, in accordance with this Agreement and U.S. generally accepted accounting principles, a statement (the “Final Settlement Statement”) setting forth each adjustment or payment that is in addition to or different from what was contained in the Preliminary Settlement Statement and showing the calculation of such adjustments. Immediately thereafter, Seller shall cooperate with and provide

Buyer reasonable access to all details, documents, and personnel that Buyer reasonably requires in order to audit the Final Settlement Statement. Within thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes be made to the Final Settlement Statement. The parties shall undertake to agree with respect to the amounts due pursuant to such post-closing adjustment no later than ten days after Seller has received Buyer’s proposed changes.  If (i) the additional adjustments result in a higher Adjusted Purchase Price than that paid by Buyer at Closing, Buyer shall pay in immediately available federal funds the amount of such difference to Seller or to Seller’s account (as designated by Seller), or (ii) the additional adjustments result in a lower Adjusted Purchase Price than that paid by Buyer at Closing, Seller shall pay in immediately available federal funds the amount of such difference to Buyer or to Buyer’s account (as designated by Buyer).

(c)           If a dispute arises under Section 2.5(b) with respect to any additional adjustments (an “Accounting Dispute”) that the parties have been unable to resolve, then, at the written request of either Seller or Buyer (the “Request Date”), each of Seller and Buyer shall nominate and commit one of its senior officers to meet at a mutually agreed time and place not later than ten days after the Request Date to attempt to resolve same.  If such senior officers have been unable to resolve such Accounting Dispute within a period of 30 days after the Request Date, any party shall have the right, by written notice to the other specifying in reasonable detail the basis for the Accounting Dispute, to resolve the Accounting Dispute by submission thereof to a nationally recognized independent public accounting firm commonly considered as one of the “Big 4” and reasonably acceptable to Seller and Buyer, which firm shall serve as sole arbitrator (the “Accounting Referee”).  The scope of the Accounting Referee’s engagement shall be limited to the resolution of the items described in the notice of the Accounting Dispute given in accordance with the foregoing and the corresponding calculation of the adjustments pursuant to Section 2.2, Section 2.3, and Section 2.4.  The Accounting Referee shall be instructed by the parties to resolve the Accounting Dispute as soon as reasonably practicable in light of the circumstances but in no event in excess of 15 days following the submission of the Accounting Dispute to the Accounting Referee.  The decision and award of the Accounting Referee shall be binding upon the parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.  The fees and expenses of the Accounting Referee shall be borne equally by Seller and Buyer.

Section 2.6.           Payment of Adjusted Purchase Price.  Subject to and in accordance with the terms and conditions of this Agreement, the Adjusted Purchase Price shall be paid to Seller as follows:

(a)           Contemporaneously with the execution and delivery of this Agreement, Buyer shall tender to Seller cash equal to $45,000,000 as a deposit (such amount, the “Deposit”).  The Deposit shall (i) be retained by Seller and applied against the Adjusted Purchase Price owing by Buyer at the Closing pursuant to Section 2.6(b), (ii) retained by Seller pursuant to Section 11.2 or (iii) transferred from Seller to Buyer pursuant to Section 11.2, as applicable.

(b)           At the Closing, Buyer shall pay to Seller cash equal to the Cash Consideration (as adjusted pursuant to this Agreement) less the Deposit.

(c)           At the Closing, Buyer shall deliver to Seller a certificate or certificates representing the Buyer Common Stock (as adjusted pursuant to this Agreement), in the names and denominations as designated in a certificate delivered by Seller to Buyer at least ten Business Days prior to the Closing Date.  In the event of an adjustment pursuant to Section 2.3 of the number of shares of Common Stock to be issued to Seller at the Closing, Seller shall deliver an updated certificate to Buyer at least four Business Days prior to the Closing Date.  Seller acknowledges and agrees that it intends to designate on such certificate, and distribute shares of Buyer Common Stock at Closing to, certain members and beneficial owners of Cordillera Energy Partners II, LLC, a Colorado limited liability company (“CEP II”), which is the parent company of Seller, and that Buyer shall only be obligated to issue certificates to those Persons designated by Seller who have provided the information required by Section 10.1(j).

(d)           All cash payments by Buyer pursuant to this Section 2.6 shall be made in immediately available funds by confirmed wire transfer to a bank account designated by Seller.

Section 2.7.           Transfer Taxes.  As established by the representation in Section 4.13(d), the Oil and Gas Assets constitute the entire operating assets of a separate division, branch or identifiable segment of Seller’s business within the meaning of Texas Comptroller’s Sales Tax Rule 34 Tex. Admin. Code § 3.316(d) and Texas Tax Code § 151.304(b)(2) and, accordingly, the sale of the Assets qualifies as an occasional sale pursuant to Texas Comptroller’s Sales Tax Rule 34 Tex. Admin. Code § 3.316 and Texas Tax Code § 151.304.  Buyer and Seller agree to cooperate with each other in good faith to establish the applicability of any available exemption.

Section 2.8.           Recordation and Conveyance Costs.  Buyer shall be solely responsible for filing and recording the Assignment and Deed and the cost of any documentary stamps or recordation fees, or similar payments, due on the recording of same.  Within 30 days after Closing, Buyer shall furnish Seller with all recording data and evidence of all required filings.

Section 2.9.           Allocation of Purchase Price.  The Adjusted Purchase Price represents the amount agreed upon by Buyer and Seller to be the aggregate fair market value of the Oil and Gas Assets and the Other Assets.  Buyer and Seller agree that the Purchase Price (plus any capitalized costs and fixed liabilities assumed by Seller or to which the Oil and Gas Assets are subject) shall be allocated among the Oil and Gas Assets and Other Assets in accordance with the Allocated Values set forth on Schedule I, and any adjustments to the Purchase Price shall be allocated in a manner consistent with Schedule I (which allocation is consistent with Section 1060 of the Code and the regulations promulgated thereunder (and any similar provision of state, local, or foreign law, as appropriate)).  The parties agree that the value of the Buyer Common Stock, for federal tax purposes, shall be the average of the highest and lowest prices of such stock on the Closing Date.  Buyer and Seller (or their applicable Affiliates) shall report the transactions contemplated hereby on all Tax Returns, including, but not limited to Form 8594, in a manner consistent with such Allocated Values.  If, contrary to the intent of the parties hereto as expressed in this Section 2.9, any taxing authority makes or proposes an allocation different from the allocation determined under this Section 2.9, Buyer and Seller shall cooperate with each other in good faith to contest such taxing authority’s allocation (or proposed allocation); provided, however, that, after consultation with the party adversely affected by such allocation (or proposed allocation), the other party hereto may file such protective claims or Tax Returns as may be reasonably required to protect its interests.

ARTICLE III
THE CLOSING

Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Article XI, the closing of the transactions contemplated hereby (the “Closing”) shall take place (i) at the offices of Seller, Greenwood Village, Colorado, at 10:00 a.m. (local Greenwood Village, Colorado time) on September 30, 2008, or if the conditions in Article X to be satisfied prior to Closing have not yet been satisfied or waived on such date, as soon thereafter as such conditions have been satisfied or waived, or (ii) at such other time or place or on such other date as the parties hereto shall agree.  The date on which the Closing is required to take place is herein referred to as the “Closing Date”.  All Closing transactions shall be deemed to have occurred simultaneously.

ARTICLE IV
Representations and Warranties of Seller

Seller hereby represents and warrants to Buyer as follows:

Section 4.1.           Organization and Existence.  Seller is a limited partnership duly formed, validly existing, and in good standing under the laws of the State of Texas.

Section 4.2.           Power and Authority.  Seller has all requisite limited partnership power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Seller.

Section 4.3.           Valid and Binding Agreement.  This Agreement has been duly executed and delivered by Seller and constitutes, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 4.4.           Non-Contravention.  Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, neither the execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party nor the consummation by it of the transactions contemplated hereby and thereby do and will (a) conflict with or result in a violation of any provision of Seller’s Governing Documents, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Seller is a party or by which Seller or any of its properties may be bound, (c) result in the creation or imposition of any Lien upon the properties of Seller, or (d) violate any Applicable Law binding upon Seller, except, in the instance of clause (b) or clause (c) above, for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.5.           Approvals.  Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties and for compliance with the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby, except for such consents, approvals, orders, authorizations, declarations, filings or registrations which, if not obtained or made (as applicable), would not, individually or in the aggregate, have a Material Adverse Effect.

Section 4.6.           Pending Litigation.  Except as listed on Section 4.6 of the Seller Disclosure Schedule, there are no Proceedings pending or, to Seller’s Knowledge, threatened, against or affecting Seller or the Oil and Gas Assets (including any actions challenging or pertaining to Seller’s title to any of the Oil and Gas Assets), or affecting the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller.

Section 4.7.           Production Marketing; Hedges.  Except as set forth on Section 4.7 of the Seller Disclosure Schedule, there exist no agreements or arrangements for the sale of Hydrocarbons from the Oil and Gas Assets other than agreements or arrangements which are cancelable on 30  days or less notice without penalty or detriment or which involve the sale of de minimus amounts of Hydrocarbons.  Seller is presently receiving a price for all production from (or attributable to) each Oil and Gas Asset covered by a production sales contract as computed in accordance with the terms of such contract.  None of the Oil and Gas Assets are subject to a call on production at a price below the then current market price.  During Seller’s ownership of the Oil and Gas Assets, no third party has exercised a call on any of Seller’s production from the Oil and Gas Assets or otherwise given notice of a right to exercise a call on any of Seller’s production from the Oil and Gas Assets.  There exist no Hedges to which Seller or an Affiliate of Seller is a party that shall encumber or burden in any way the Oil and Gas Assets, Hydrocarbons from the Oil and Gas Assets, or Buyer after the Closing.

Section 4.8.           Permits.  Set forth on Section 4.8 of the Seller Disclosure Schedule is a list of all Wells which Seller is currently required by a Governmental Entity to plug and abandon.  To the Knowledge of Seller, Seller and each third party operator have all Permits necessary or appropriate to own and operate the Oil and Gas Assets as presently being owned and operated, and such Permits are in full force and effect and are transferable to Buyer or are subject to being routinely replaced by a license or Permit issued to Buyer as a successor owner of the Oil and Gas Assets.  Neither Seller nor, to Seller’s Knowledge, any third party operator, has received written notice of any violations in respect of any such Permits and, to Seller’s Knowledge, there are no violations in respect of any such Permit and no one has communicated to Seller that there are any violations in respect of any such Permit, except for such violations which would not reasonably be expected to have a Material Adverse Effect.

Section 4.9.           Payment of Expenses.  Except as provided in Section 4.9 of the Seller Disclosure Schedule, all expenses (including all rentals, bonuses, and royalties (other than royalties held in suspense in the ordinary course of business), bills for labor, materials and supplies used or furnished for use in connection with the Oil and Gas Assets, and all severance, production, ad valorem and other similar Taxes) relating to the ownership or operation by Seller of the Oil and Gas Assets, have been, and are being, paid (timely, and before the same become delinquent) by Seller, except such expenses and Taxes listed in Section 4.9 of the Seller Disclosure Schedule (which are expenses and Taxes being disputed in good faith by Seller and for which an adequate accounting reserve has been established by Seller).  Seller is not delinquent with respect to its obligations to bear costs and expenses relating to the development and operation of the Oil and Gas Assets.

Section 4.10.        Oil and Gas Operations; Compliance with Laws.  To the Knowledge of Seller, all Wells have been drilled, completed, operated, and (if produced) produced in accordance with any generally accepted oil and gas field practices and in compliance with applicable oil and gas leases and pooling and unit agreements. The ownership and operation of the Oil and Gas Assets by Seller and, to Seller’s Knowledge, by third party operators, have been in material compliance with all Applicable Laws.  Notwithstanding the foregoing, this Section 4.10 does not relate to environmental matters (including compliance with Environmental Laws or matters that would constitute Environmental Defects), it being agreed that such matters are covered by and dealt with in Article IX exclusively.

Section 4.11.        Imbalances; Prepayments.  Section 4.11 of the Seller Disclosure Schedule sets forth all Imbalances as of the date set forth in such Section with respect to the Oil and Gas Assets.  Seller, is not obligated and, to Seller’s Knowledge, no third party operator is obligated, by virtue of a take-or-pay payment, advance payment or other similar payment, to deliver Hydrocarbons, or proceeds from the sale thereof, attributable to the Oil and Gas Assets at some future time without receiving payment therefor at or after the time of delivery.

Section 4.12.        Intellectual Property.  To the Knowledge of Seller, Seller owns or has valid licenses or other rights to use all patents, copyrights, trademarks, software, databases, geological data, geophysical data, engineering data, maps, interpretations and other technical information used by Seller in connection with its ownership and operation of the Oil and Gas Assets as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons.

Section 4.13.        Taxes.

(a)           All ad valorem and severance Taxes due and payable for the Oil and Gas Assets have been paid.

(b)           With respect to Taxes related to the Oil and Gas Assets, (i) all material Tax Returns required to be filed on or before the date hereof by Seller have been timely filed with the appropriate Governmental Entity; (ii) such Tax Returns are true and correct in all material respects; (iii) all material Taxes reported on such Tax Returns have been paid, except those being contested in good faith; (iv) there are not currently in effect any extension or waiver by Seller of any statute of limitations of any jurisdiction regarding the assessment or collection of any such Tax; and (v) there are no administrative Proceedings or lawsuits pending against the Oil and Gas Assets or Seller with respect to the Oil and Gas Assets by any taxing authority.

(c)           None of the Oil and Gas Assets were bound as of the Effective Time or will be bound at Closing by any tax partnership agreement binding upon Seller or are otherwise deemed by Applicable Law or agreement to be held by a partnership for U.S. federal income tax purposes.

(d)           The Oil and Gas Assets constitute the entire operating assets of a separate division, branch or identifiable segment of Seller’s business within the meaning of Texas Comptroller’s Sales Tax Rule 34 Tex. Admin. Code § 3.316(d) and Texas Tax Code § 151.304(b)(2) and, accordingly, the sale of the Assets qualifies as an occasional sale pursuant to Texas Comptroller’s Sales Tax Rule 34 Tex. Admin. Code § 3.316 and Texas Tax Code § 151.304.

Section 4.14.        Payout Balances.  To the Knowledge of Seller, the Payout Balance for each Well operated by Seller is properly reflected on Section 4.14 of the Seller Disclosure Schedule as of the date specified on such schedule.

Section 4.15.        Contracts.  To Seller’s Knowledge, Seller, is not (nor will be with due notice, lapse of time or both) in default under any material contract that is part of the Assets.  To Seller’s Knowledge, all material contracts that are part of the Assets are in full force and effect.  There are no contracts with affiliates of Seller that will be binding on the Oil and Gas Assets after Closing.  No notice of default or breach has been received or delivered by Seller under any material contract that is part of the Assets, the resolution of which is currently outstanding, and no currently effective notices have been received by Seller of the exercise of any premature termination, price redetermination, market-out or curtailment of any material contract that is part of the Assets.

Section 4.16.        Equipment and Personal Property.

(a)           Except as set forth in Section 4.16(a) of the Seller Disclosure Schedule, all currently producing Wells and associated equipment included as a part of the Assets are, when considered in the aggregate, in an operable state of repair adequate to maintain normal operations in accordance with past practices, ordinary wear and tear excepted.

(b)           The personal property, fixtures and improvements described in Section 1.2(e), plus items of a similar nature rented or leased by Seller, constitute all of the personal property, fixtures and improvements used by Seller to operate the Oil and Gas Assets.

Section 4.17.        Non-Consent Operations.  Except as otherwise reflected in Exhibit A, Seller has not made any election to not participate in any operation or activities proposed with respect to the Oil and Gas Assets which could result in any interest of Seller in any of the Oil and Gas Assets becoming subject to a penalty or forfeiture as a result of such election.

Section 4.18.        Wells.  To Seller’s Knowledge, all Wells have been drilled and completed within the limits permitted by all applicable Leases, contracts, and pooling or unit agreements.  To Seller’s Knowledge, no Well is subject to penalties on allowables after the Effective Date because of any overproduction or any other violation of Applicable Laws.

Section 4.19.        Outstanding Capital Commitments.  As of the date of this Agreement, there are no outstanding authorizations for expenditure or other commitments for capital expenditures (except as expressly set forth in the terms of a contract) that are binding on Seller with respect to the Oil and Gas Assets and that Seller reasonably anticipates will individually require expenditures by the owner of the Oil and Gas Assets after the Effective Time in excess of $150,000, other than those set forth on Schedule 2.4(a), Schedule 2.4(b), and Section 6.3 of the Seller Disclosure Schedule.

Section 4.20.        Restricted Securities.  Seller understands that at Closing the issuance of the Buyer Common Stock will not have been registered pursuant to the Securities Act or any applicable state securities laws, that the Buyer Common Stock will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations the Buyer Common Stock cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.

Section 4.21.        Accredited Investor; Investment Intent.  The investment decision with respect to entering into this Agreement and the acquisition of Buyer Common Stock has been made solely by Seller. Although Seller intends to distribute shares of Buyer Common Stock at Closing to certain members and beneficial owners of CEP II, which is the parent company of Seller, as contemplated by Section 2.6(c), none of such Persons has participated in the foregoing investment decision.  Seller is a knowledgeable investor and acknowledges that it has received or had access to all information concerning Buyer that it required to make such investment decision and has had the ability to evaluate (and in fact has evaluated) such information. In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, except for the representations and warranties of Buyer in Article V, Seller has relied on its own independent due diligence investigation of Buyer and has been advised by and has relied solely on its own expertise and legal, land, tax, reservoir engineering, and other professional counsel concerning this transaction, the shares of Buyer Common Stock to be acquired pursuant to this Agreement and the value thereof. Each of Seller and any Persons to whom Seller intends to distribute the Buyer Common Stock as contemplated by Section 2.6(c) is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act and is acquiring the Buyer Common Stock for its own account and not with the intent to make a distribution within the meaning of the Securities Act or a distribution thereof in violation of any other applicable securities laws.  Each of Seller and such Persons will hold the Buyer Common

Stock for its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof within the meaning of the Securities Act, except in compliance with applicable federal and state securities laws.  Neither Seller nor any Persons to whom Seller intends to distribute the Buyer Common Stock as contemplated by Section 2.6(c) is a Related Party of Buyer as defined in Paragraph 312.00 of the New York Stock Exchange Listed Company Manual or a Related Person of Buyer as defined in Item 404 of Regulation S-K under the Securities Act.

Section 4.22.        Fees and Commissions.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller for which Buyer would be liable or responsible.

Section 4.23.        Disclaimer of Warranties.  Other than those expressly set out in this Article IV or in the Assignment or Deed, Seller hereby expressly disclaims any and all representations or warranties with respect to the Oil and Gas Assets or the transactions contemplated hereby, and Buyer agrees that the Oil and Gas Assets are being sold by Seller “where is” and “as is”, with all faults.  Specifically as a part of (but not in limitation of) the foregoing, Buyer acknowledges that Seller has not made, and Seller hereby expressly disclaims, any representation or warranty (express, implied, under common law, by statute or otherwise) as to the title or condition of the Oil and Gas Assets (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).  OTHER THAN THOSE EXPRESSLY SET OUT IN THIS ARTICLE IV, SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO (I) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF ANY OIL, GAS, OR OTHER MINERALS OR RESERVES (IF ANY) IN, UNDER, OR ATTRIBUTABLE TO THE PROPERTIES, (II) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE, INCLUDING MATTERS RELATED TO THE PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS MATERIALS, SOLID WASTES, ASBESTOS OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”), OR (III) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE PROPERTIES OR ANY VALUE THEREOF.  OTHER THAN THOSE EXPRESSLY SET OUT IN THIS ARTICLE IV, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY, OR IMPLIED, AS TO (A) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE PROPERTIES OR OTHERWISE CONSTITUTING A PORTION OF THE PROPERTIES; (B) THE PRESENCE, QUALITY, AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES; (C) THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES; (D) IMBALANCE OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS; (E) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE PROPERTIES; (F) THE ENVIRONMENTAL

CONDITION OF THE PROPERTIES; (G) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; AND (H) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLER OR OTHERWISE CONSTITUTING A PORTION OF THE PROPERTIES.  ANY DATA, INFORMATION, OR OTHER RECORDS FURNISHED BY SELLER ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK.

ARTICLE V
Representations and Warranties of Buyer

Buyer hereby represents and warrants to Seller as follows:

Section 5.1.           Organization and Existence.  Buyer is a corporation duly incorporated, legally existing and in good standing under the laws of the State of New York, and is qualified to do business and in good standing in the State of Texas.

Section 5.2.           Power and Authority.  Buyer has full corporate/ power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Buyer.

Section 5.3.           Valid and Binding Agreement.  This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally, and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 5.4.           Non-Contravention.  The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a violation of any provision of Buyer’s Governing Documents, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound, (c) except as may be required under Buyer’s credit facility, result in the creation or imposition of any Lien upon the properties of Buyer, or (d) violate any Applicable Law binding upon Buyer, except in the instance of clause (b) or clause (c) above, for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.5.           Approvals.  Other than compliance with the HSR Act, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby, except for such consents, approvals, orders, authorizations, declarations, filings or registrations which, if not obtained or made (as applicable), would not, individually or in the aggregate, have a Material Adverse Effect.

Section 5.6.           Pending Litigation.  There are no Proceedings pending or, to Buyer’s Knowledge, threatened against or affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.

Section 5.7.           Knowledgeable Purchaser.  Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, and has the ability to evaluate (and in fact has evaluated) the Oil and Gas Assets for purchase.  Buyer is an “accredited investor,” within the meaning of Regulation D under the Securities Act, and is acquiring the Oil and Gas Assets for its own account and not with the intent to make a distribution within the meaning of the Securities Act or a distribution thereof in violation of any other applicable securities laws.  Buyer has had access to the Oil and Gas Assets, the officers and consultants of Seller, and the books, Records, and files of Seller relating to the Oil and Gas Assets.  In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, except for the representations and warranties of Seller in Article IV or in the Assignment or Deed, Buyer has relied on its own independent due diligence investigation of the Oil and Gas Assets and has been advised by and has relied solely on its own expertise and legal, land, tax, reservoir engineering, and other professional counsel concerning this transaction, the Oil and Gas Assets and the value thereof.

Section 5.8.           Funds.  Buyer has, and at the Closing will have, sufficient cash and other sources of immediately available funds, as are necessary in order to pay the Cash Consideration to Seller at the Closing and otherwise consummate the transactions contemplated hereby.

Section 5.9.           SEC Reports; Financial Statements.

(a)           Buyer has filed and made available to Seller all periodic reports, current reports, registration statements and proxy statements required to be filed by Buyer with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 1, 2007.  All such required periodic reports, current reports, registration statements and proxy statements are referred to herein as the “Buyer SEC Reports.” The Buyer SEC Reports (i) were filed on a timely basis, (ii) were prepared in all material respects in compliance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and (iii) did not, at the time they were filed (except to the extent corrected by a subsequently filed Buyer SEC Report), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Buyer is unaware of any fact or circumstance that could materially impair or prohibit the filing of the Registration Statement with the SEC as contemplated by this Agreement.

(b)           Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained in the Buyer SEC Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented in all material respects the consolidated financial position of Buyer and its Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of Buyer and its Subsidiaries, except that the unaudited interim financial statements were subject to normal and recurring year-end adjustments that were not material.

(c)           Buyer is a “well-known seasoned issuer” and is eligible to use an “automatic shelf registration statement” (as those terms are defined in Rule 405 under the Securities Act) to register resales of the Buyer Common Stock.

Section 5.10.        Absence of Certain Changes.  Except as disclosed in the Buyer SEC Reports, since August 7, 2008, there has not been any Material Adverse Effect with respect to Buyer and its Subsidiaries, considered as a whole.

Section 5.11.        Buyer Common Stock.  Buyer has (i) 200,000,000 authorized shares of common stock (“Common Stock”), par value $.10 per share, of which as of July 31, 2008, 89,774,084 were issued and outstanding (including 1,889,195 shares of unvested restricted stock), (ii) issued and outstanding stock options to acquire 2,181,242 shares of Common Stock under all stock option plans and agreements as of June 30, 2008, and (iii) no warrants to purchase shares of Common Stock are outstanding under any agreement.  The issuance of the Buyer Common Stock pursuant to this Agreement has been duly authorized and upon consummation of the transactions contemplated by this Agreement, the Buyer Common Stock will have been validly issued, fully paid, non-assessable, and issued without application of preemptive rights, have the rights, preferences, and privileges specified in Buyer’s Restated Certificate of Incorporation, as amended, and will be free and clear of all liens and restrictions, other than the restrictions imposed by this Agreement and the Securities Act and state securities laws.  There are outstanding: (i) no securities of Buyer convertible into or exchangeable for shares of Common Stock, and (ii) except as described above and except for any stock units or similar instruments that Buyer may issue under its stock option plans and agreements, no options, warrants, calls, rights (including preemptive rights), commitments, or agreements to which Buyer is a party or by which it is bound, in any case obligating Buyer to issue, deliver, sell, purchase, redeem, or acquire, or cause to be issued, delivered, sold, purchased, redeemed, or acquired, any shares of Common Stock or obligating Buyer to grant, extend or enter into any such option, warrant, call, right, commitment, or agreement.

Section 5.12.                         Qualified Leaseholder.  At Closing, Buyer will be in compliance with the bonding requirements of the State of Texas and other Governmental Entities, and after Closing, Buyer reasonably anticipates that it will continue to be able to meet such bonding requirements.

Section 5.13.                         Fees and Commissions.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer for which Seller would be liable or responsible.

ARTICLE VI

Certain Covenants of Seller Pending Closing

Section 6.1.                                Access to Files.  Upon receipt of the Deposit, Seller will make available to Buyer for examination at Seller’s offices in Greenwood Village, Colorado, at such times that Buyer may reasonably request, including after business hours, upon reasonable notice to Seller, all title information, production information and other information relating to the Oil and Gas Assets, including without limitation, accounting files, production files, land files, lease files, well files, division order files, contract files and marketing files, and, subject to the consent and cooperation of third parties, will cooperate with Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information relating to the Assets as Buyer may reasonably desire, to the extent in each case that Seller may do so without violating legal constraints or any obligation of confidence or other contractual commitment of Seller to a third party.

Section 6.2.                                Access to Oil and Gas Assets.  Upon receipt of Deposit, Seller shall permit Buyer’s authorized representative to conduct, at Buyer’s sole risk and expense, on-site inspections of the Oil and Gas Assets, including inspections for the purpose of identifying environmental matters as provided in Article IX below.  BUYER HEREBY INDEMNIFIES AND SHALL DEFEND AND HOLD SELLER, AFFILIATES THEREOF, AND ITS AND THEIR RESPECTIVE OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS, SUCCESSORS, AND ASSIGNS HARMLESS FROM AND AGAINST ANY AND ALL OF THE FOLLOWING CLAIMS ARISING FROM BUYER’S INSPECTING AND OBSERVING THE PROPERTIES:  (I) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS, AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER, EXCEPT FOR INJURIES OR DEATH CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, AFFILIATES THEREOF OR ITS OR THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, CONSULTANTS, OR REPRESENTATIVES; AND (II) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF SELLER OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OF SELLER OR THIRD PARTIES, TO THE EXTENT CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF BUYER.  TO THE EXTENT PROVIDED ABOVE, THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE PROPERTY OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF

ANY OF THE INDEMNIFIED PARTIES.  THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.  Buyer may not conduct soil borings or laboratory analysis of soil or groundwater samples on or from the Oil and Gas Assets without the prior consent of Seller.  Prior to the Closing, Buyer shall not disclose any violations of Environmental Laws it discovers during its inspection to any third party, including governmental agencies, except as required by law and only then after giving Seller advance notice and an adequate opportunity to contest such disclosure.

Section 6.3.                                Conduct of Operations.  From the date hereof until Closing, in the ordinary course of business and as would a prudent operator, Seller will (a) continue the routine operation of the Oil and Gas Assets; (b) operate the Oil and Gas Assets in material compliance with all Applicable Laws and Environmental Laws and in material compliance with all material contracts binding on Seller; (c) fulfill all material obligations under the material contracts binding on Seller and, in all material respects, under such Applicable Laws and Environmental Laws; (d) promptly provide to Buyer daily drilling, completion, and production reports and monthly lease operating statements; and (e) subject to the availability of rigs and other equipment and consistent with good oilfield practices, continue to expend capital and drill, rework, and recomplete Wells (i) in accordance with Seller’s development plan attached as Section 6.3 of the Seller Disclosure Schedule, and (ii) listed on Schedule 2.4(a) and Schedule 2.4(b).  In connection with the obligations of Seller in the preceding sentence and effective upon the Closing, BUYER HEREBY INDEMNIFIES AND SHALL DEFEND AND HOLD SELLER, AFFILIATES THEREOF, AND ITS AND THEIR RESPECTIVE OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS, SUCCESSORS, AND ASSIGNS HARMLESS FROM AND AGAINST ANY AND ALL CLAIMS ARISING FROM SELLER’S OPERATION OF THE PROPERTIES BETWEEN THE DATE OF THIS AGREEMENT AND THE CLOSING DATE, INCLUDING CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF SELLER, ITS CONTRACTORS, AGENTS, CONSULTANTS, AND REPRESENTATIVES, EXCEPT FOR INJURIES OR DEATH CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, AFFILIATES THEREOF OR ITS OR THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, CONSULTANTS, OR REPRESENTATIVES.  TO THE EXTENT PROVIDED ABOVE, THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE PROPERTY OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.  THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 6.4.                                Restrictions on Certain Actions.  From the date hereof until Closing, except (x) as set forth in Seller’s development plan attached as Section 6.3 of the Seller Disclosure Schedule, (y) for the completion of the Wells listed on Schedule 2.4(a), and (z) for the drilling and completion of the Wells listed on Schedule 2.4(b), Seller will not, without Buyer’s prior written consent, in connection with any Oil and Gas Asset:

(a)                                  expend any funds in excess of $150,000, or make any commitments to expend funds in excess of $150,000 (including entering into new agreements which would obligate Seller to expend funds), or otherwise incur any other obligations or liabilities in excess of $150,000, other than to pay expenses or to incur liabilities in connection with routine operation of such Oil and Gas Asset and except in the event of an emergency requiring immediate action to protect life or preserve such Oil and Gas Asset;

(b)                                 except where necessary to prevent the termination of a Lease or other material agreement governing Seller’s interest in an Oil and Gas Asset, propose the drilling of any additional wells, or propose the deepening, plugging back or reworking of any existing Wells, or propose the conducting of any other operations which require consent under the applicable operating agreement, or propose the conducting of any other operations other than the normal operation of the existing Well on any Oil and Gas Asset, or propose the abandonment of any Well on any Oil and Gas Asset (and Seller agrees that it will advise Buyer of any such proposals made by third parties and will respond to each such proposal made by a third party in the manner requested by Buyer);

(c)                                  sell, mortgage, pledge, transfer or abandon, or permit any Lien to be placed, on any portion of any Oil and Gas Asset other than items of materials, supplies, machinery, equipment, improvements or other personal property or fixtures forming a part of an Oil and Gas Asset (and then only if the same is replaced with an item of substantially equal suitability, free of Liens, which replacement item will then, for the purposes of this Agreement, become part of the Oil and Gas Assets);

(d)                                 release (or permit to terminate), or modify or reduce its rights under, any Lease forming a part of the Oil and Gas Assets, or any other material contracts binding on Seller, or enter into any material agreements, or modify any existing production sales contracts or enter into any new production sales contracts, except contracts terminable by Seller with notice of 30 days or less;

(e)                                  voluntarily release any drilling rig working on an Oil and Gas Asset operated by Seller;

(f)                                    fail to maintain insurance coverage on the Assets in the amounts and of the types currently in force;

(g)                                 fail to use Reasonable Best Efforts to maintain in full force and effect the Leases that are capable of producing in paying quantities;

(h)                                 fail to maintain all Permits in the name of Seller affecting the Assets; or

(i)                                     make or change any election or enter into any agreement with respect to Taxes that would be binding on Buyer or the Assets after the Closing.

Section 6.5.                                Payment of Expenses.  Seller will cause all expenses (including all bills for labor, materials and supplies used or furnished for use in connection with the Oil and Gas Assets and all severance, production, and similar Taxes) relating to the ownership or operation of the Oil and Gas Assets prior to the date of Closing to be promptly paid and discharged, except for expenses disputed in good faith.

Section 6.6.                                Drilling Rigs.  Seller shall not voluntarily release any of the five drilling rigs currently contracted by Seller to drill the Oil and Gas Assets, which are the Unit Drilling Rig Nos. 338, 341, and 361 and the Boom Drilling Rig Nos. 16 and 19, without the prior written consent of Buyer.  Seller will promptly notify Buyer of any relevant information it receives regarding the use of such drilling rigs.

ARTICLE VII

ADDITIONAL PRE-CLOSING AND POST-CLOSING AGREEMENTS OF BOTH PARTIES

Section 7.1.                                Reasonable Best Efforts.  Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its Reasonable Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (a) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby; (b) Reasonable Best Efforts to obtain any such consents, approvals, orders, authorizations, and waivers and to effect any such declarations, filings, and registrations; (c) Reasonable Best Efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (d) Reasonable Best Efforts to defend, and cooperation in defending, all Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; (e) Reasonable Best Efforts to have Buyer selected successor operator with respect to the Oil and Gas Assets; and (f) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.  Seller shall cause the Liens under the Senior Credit Facility with respect to the Oil and Gas Assets to be released at Closing.

Section 7.2.                                Notice of Litigation.  Until the Closing, (a) Buyer, upon learning of the same, shall promptly notify Seller of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement or the transactions contemplated hereby and (b)  Seller, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against Seller which affects this Agreement or the transactions contemplated hereby.

Section 7.3.                                Notification of Certain Matters.  Until the Closing, Seller shall give prompt notice to Buyer of:  (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which, to Seller’s Knowledge, would be likely to cause any representation or warranty made by Seller in Article IV to be untrue or inaccurate at or prior to the Closing and (b) any failure of Seller to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Seller hereunder prior to the Closing.  Until the Closing, Buyer shall give prompt notice to Seller of:  (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which, to Buyer’s Knowledge, would be likely to cause any representation or warranty contained in Article V to be untrue or inaccurate at or prior to the

Closing, and (ii) any failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer hereunder prior to the Closing.  The delivery of any notice pursuant to this Section 7.3 shall not be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Article X, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.4.                                Fees and Expenses.  Except as otherwise provided herein, (a) all fees and expenses incurred in connection with this Agreement by Seller will be borne by and paid by Seller and (b) all fees and expenses incurred in connection with this Agreement by Buyer will be borne by and paid by Buyer.

Section 7.5.                                Confidentiality; Public Announcements.  The Confidentiality Agreement, except to the extent provided therein or modified herein, will remain in full force and effect until Closing.  Upon execution of this Agreement and again upon Closing, Buyer and Seller shall have the right to issue individual press releases that are mutually acceptable, each party acting reasonably, with respect to this Agreement and the transactions contemplated hereby, and Buyer shall have the right to make required filings with respect to this Agreement and the transactions contemplated hereby with the SEC.  Except as provided in the immediately preceding sentence, neither Buyer nor Seller shall issue any press release or otherwise make any statement to the public generally with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other parties.  Upon Closing, the Confidentiality Agreement shall be terminated, except for Buyer’s obligations with respect to information provided thereunder relating to Seller’s Affiliates’ properties and other assets.  Following Closing, Seller shall maintain the confidentiality of, and not disclose, information relating to the Assets and the transactions contemplated by this Agreement except for disclosures that would be permitted by the exceptions applicable to Buyer in the Confidentiality Agreement. Notwithstanding the above, nothing in this Section 7.5 will preclude any person from making any disclosures it reasonably believes are required by Applicable Law or stock exchange rules or necessary and proper in conjunction with the filing of any Tax Return or other document required to be filed with any Governmental Entity; provided that the respective party shall endeavor to allow the other parties reasonable time to review and comment thereon in advance of such disclosure.  After the Closing Date, subject to any obligations Seller or Buyer may have under Applicable Law: (i) Seller shall not disparage Buyer with respect to the Assets; and (ii) Buyer shall not disparage Seller with respect to the Assets.

Section 7.6.                                Casualty Loss Prior to Closing.  In the event of damage by fire or other casualty to the Oil and Gas Assets after the Effective Time and prior to the Closing, and subject to the satisfaction of the conditions precedent set forth in Section 10.1, this Agreement shall remain in full force and effect, and (unless Buyer and Seller shall otherwise agree) in such event, the Purchase Price will not be adjusted, and if Seller should be entitled to make any claims under any insurance policy with respect to such damage, Seller shall, at Seller’s election, either collect (and when collected pay over to Buyer), or, if assignable to Buyer,  assign to Buyer, such claims.  For the avoidance of doubt, it is expressly agreed by the parties that if Closing occurs, the risk of loss to the Oil and Gas Assets as a result of a casualty loss after the Effective Time is borne by Buyer.

Section 7.7.                                Governmental Bonds.  At or prior to the Closing, Buyer shall deliver to Seller evidence that Buyer has completed all action necessary to permit Buyer to post bonds or other security immediately following the Closing with all applicable Governmental Entities meeting the requirements of such Governmental Entities to own, and where appropriate, operate, the Oil and Gas Assets.

Section 7.8.                                Assumed Obligations.  At the Closing, Buyer shall assume and agree to pay, perform and discharge the Assumed Obligations.

Section 7.9.                                Books and Records.  At or promptly after the termination of the Transition Agreement, Seller will deliver to Buyer all relating Records that are a part of the Oil and Gas Assets to a location designated by Buyer.  Buyer will promptly reimburse Seller for all reasonable costs of shipping or transporting such Records.  Seller (or its Affiliates) shall have the right to have reasonable access during Buyer’s reasonable and customary business hours to inspect and copy (at Seller’s or such Affiliate’s expense) the Records so delivered under this Section 7.9 for the six-year period commencing on the Closing Date.

Section 7.10.                         Suspended Funds.  At Closing, Seller shall provide to Buyer a listing showing all proceeds from production attributable to the Wells which are then currently held in suspense by Seller along with all available documentation related to such proceeds and their potential owners, and shall transfer to Buyer all those suspended proceeds (the “Suspended Proceeds”).  Thereafter, Buyer shall be responsible for proper distribution of the Suspended Proceeds to the parties lawfully entitled to them to the extent and only to the extent of Suspended Proceeds.

Section 7.11.                         Letters-in-Lieu.  Either at or after the Closing (provided Buyer has given five Business Days advance request for same) Seller shall execute and deliver letters in lieu of transfer orders (or similar documentation) in form reasonably acceptable to Buyer and Seller.

Section 7.12.                         Logos and Names.  As soon as practicable after the Closing, Buyer will remove or cause to be removed the names and marks used by Seller and all variations and derivatives thereof and logos relating thereto from the Oil and Gas Assets.

Section 7.13.                         Non-Solicitation of Employees.

(a)                                  Neither Seller nor CEP II shall, directly or indirectly, through any Person, firm, association or corporation with which either is now or may hereafter become associated, solicit for employment (or assist with such solicitation), or hire (including employment as a full-time or part-time employee or as a consultant) any employee of Buyer or any Person who was an employee of Buyer within the twelve-month period preceding the date hereof.  Buyer shall not, directly or indirectly, through any Person, firm, association or corporation with which either is now or may hereafter become associated, solicit for employment (or assist with such solicitation), or hire (including employment as a full-time or part-time employee or as a consultant) any employee of Seller or CEP II or any Person who was an employee of Seller or CEP II within the twelve-month period preceding the date hereof, other than Field Employees of Seller or CEP II.

(b)                                 Buyer shall have the right, but not the obligation, before Closing to interview CEP II’s employees working out of the Longview Field Office (the “Field Employees”) and to make offers to one or more of the Field Employees to continue employment with Buyer following Closing (the “Continuing Employees”).

(c)                                  Seller or CEP II shall provide COBRA continuation coverage (within the meaning of Section 4980B of the Code and the Treasury regulations thereunder) to all individuals who are M&A qualified beneficiaries (within the meaning assigned to such term under Q&A-4 of Treasury regulation Section 54.4980B-9) with respect to the transactions contemplated by this Agreement for the duration of the period to which such individuals are entitled to such coverage.  Seller shall take any and all necessary actions to ensure that Buyer and its affiliates are not required to provide such continuation coverage to any such individual at any time.

Section 7.14.                         Transition of Operations.  The parties recognize that matters involving the transition of the business of Seller to Buyer have not been fully addressed in the provisions of this Agreement.  Therefore, the parties agree that as a general principle, they will cooperate with each other to accomplish an orderly transfer of the business.  This obligation shall continue for the period of time necessary to accomplish the orderly transition, but shall not continue after December 31, 2008.  At Closing, the parties shall execute and deliver the Transition Agreement attached as Exhibit D (the “Transition Agreement”).  As to transition matters, any conflict between this Agreement and the Transition Agreement, the terms of the Transition Agreement shall control.

Section 7.15.                         HSR Filing.  The parties agree that no reports or other documents are required to be filed under the HSR Act concerning the transactions contemplated herein.  If the parties’ conclusion in that respect changes, each of the parties hereto shall (a) file or cause to be filed, as promptly as practicable, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by such party under the HSR Act concerning the transactions contemplated hereby and (b) promptly comply with or cause to be complied with any requests by the Federal Trade Commission and the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement.  Each party hereto agrees to request, and to cooperate with the other party or parties in requesting early termination of any applicable waiting period under the HSR Act.  Buyer shall be responsible for, and shall pay, all filing fees payable in connection with the filings by the parties required by the HSR Act.

Section 7.16.                         Seller’s Maintenance of Liquid Assets.  Between the Closing Date and March 31, 2009 and, in the event Buyer asserts a claim or claims for indemnity against Seller on or prior to March 31, 2009 under this Agreement, for so long thereafter as such claim or claims for indemnity remain unresolved, CEP II and Seller shall ensure that Seller (a) maintains its existence; (b) maintains cash and cash equivalents of at least $20 million in the aggregate; (c) has no material liabilities or obligations owed to any third party other than Buyer; and (d) does not mortgage, pledge, hypothecate, or otherwise burden any of its material assets; provided, however, that after March 31, 2009, Seller shall be permitted to reduce its cash and cash equivalents below $20 million so long as Seller retains sufficient cash and cash equivalents to cover financially any unresolved claim or claims for indemnity by Buyer. CEP II covenants and agrees that it will not, directly or indirectly, mortgage, pledge, hypothecate, or otherwise burden its partnership interests in Seller.

Section 7.17.                         Financial Statements.

(a)                                  Seller shall use its commercially reasonable efforts to prepare, at the sole cost and expense of Buyer, the financial statements required by the Securities and Exchange Commission (“SEC”) (the “Special Financial Statements”), that will be required of Buyer by the SEC in connection with reports, registration statements (other than the Registration Statement) and other filings to be made by Buyer with respect to the assets to be acquired pursuant to this Agreement with the SEC pursuant to the Securities Act, or the Exchange Act, in such form that such statements and the notes thereto can be audited by Hein & Associates LLP (“Seller’s Auditor”) or Buyer’s outside auditor (“Buyer’s Auditor”).  Seller (i) shall cooperate with and permit Buyer to reasonably participate in the preparation of the Special Financial Statements and (ii) shall provide Buyer and its representatives with reasonable access to the personnel of Seller who engage in the preparation of the Special Financial Statements.

(b)                                 Upon the request of Buyer, Seller shall execute and deliver or cause to be executed and delivered to Seller’s Auditor and/or to Buyer’s Auditor such representation letters, in form and substance customary for representation letters provided to external audit firms by management of Seller (if the financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Accounting Standards 100 (Interim Financial Information)), as may be reasonably requested by Seller’s Auditor or Buyer’s Auditor, with respect to the Special Financial Statements.  Buyer agrees that to the extent any such representation letter is delivered by Seller’s management, or on its behalf, Buyer shall indemnify and hold harmless Seller’s management and provide a defense for Seller’s management with regard to the execution, delivery or any other action related to the provision of such representation letters to the same extent as any executive officer or director of Buyer would be indemnified had they performed such action.

(c)                                  Upon the request of Buyer, Seller shall engage Seller’s Auditor to perform an audit of the Special Financial Statements and shall use commercially reasonable efforts to cause Seller’s Auditor to issue unqualified opinions with respect to the Special Financial Statements (the Special Financial Statements and related audit opinions being hereinafter referred to as the “Audited Special Financial Statements”) and provide its written consent for the use of its audit reports with respect to the Special Financial Statements in reports, registration statements or other documents filed by Buyer or any of its Affiliates under the Exchange Act or the Securities Act, as needed.  Buyer shall reimburse Seller for all fees charged by Seller’s Auditor with respect to the preparation and delivery by Seller’s Auditor to Buyer of the Audited Special Financial Statements and any other fees charged by Seller’s Auditor to facilitate Buyer’s ongoing compliance with SEC rules and regulations.

(d)                                 Seller shall use its commercially reasonable efforts to facilitate the completion of an audit by Seller’s Auditor or Buyer’s Auditor and delivery of the Audited Special Financial Statements to Buyer as soon as reasonably practicable, but no later than five Business Days prior to the Closing Date.  Buyer shall reimburse Seller for all reasonable costs and expenses incurred by Seller in complying with this Section 7.17.

Section 7.18.                         Further Assurances.  From time to time following the Closing, at the request of any party hereto and without further consideration, the other party or parties hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.

Section 7.19.                         Buyer’s Assumption of Rig Contract.  If the Closing does not occur, Seller may assign to, and Buyer agrees to fully assume, the August 15, 2008 contract between Seller and Boom Drilling, LLC for the Boom Drilling Rig No. 16.

ARTICLE VIII

Title Matters

Section 8.1.                                Defensible Title.

(a)                                  The term “Defensible Title” means, as to the Oil and Gas Assets, such title held by Seller that:

(i)                                     entitles Seller to receive as to each Well or location set forth in Schedule I, not less than the “Net Revenue Interest” set forth in Schedule I in the oil, gas and associated liquid and gaseous Hydrocarbons produced, saved and marketed from that Well or location as to the formations described on Schedule I, except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 6.3;

(ii)                                  obligates Seller to bear costs and expenses relating to the maintenance, development and operation of each Well or location set forth on Schedule I in an amount not greater than the “Working Interest” set forth in Schedule I as to the formations described on Schedule I, without a proportionate increase in the Net Revenue Interest, except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 6.3; and

(iii)                               is free and clear of Liens (except for Permitted Encumbrances).

(b)                                 The term “Permitted Encumbrances” means:

(i)                                     lessors’ royalties, overriding royalties, pugh clauses, unitization and pooling designations and agreements, reversionary interests, and similar burdens to the extent accounted for in the determination of the Net Revenue Interests set forth in Schedule I;

(ii)                                  required third party consent to assignment and preferential purchase rights with respect to which written waivers or consents are obtained from the appropriate parties prior to Closing or the appropriate time period for asserting such rights has expired without an exercise of such right;

(iii)                               all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interest therein or the transfer of operatorship thereof if the same are customarily obtained subsequent to such sale or conveyance;

(iv)                              easements, rights-of-way, servitudes, Permits, surface leases and other rights with respect to surface operations, and pipelines, grazing, logging, canals, ditches, reservoirs or the like as to surface interests only; and easements for streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of the surface of any of the Oil and Gas Assets;

(v)                                 materialmen’s, mechanics’, tax and other similar Liens or charges arising in the ordinary course of business incidental to construction, maintenance or operation of any of the Oil and Gas Assets (i) if they have not been filed pursuant to law, (ii) if filed, they have not yet become due and payable or payment is being withheld as provided by law, or (iii) if their validity is being contested in good faith in the ordinary course of business by appropriate action;

(vi)                              Liens to be released at Closing; and

(vii)                           any other Liens or irregularities of any kind whatsoever affecting the Oil and Gas Assets of the type usual in the area and customarily waived by a reasonably prudent operator or accepted by a reasonably prudent purchaser, and that individually or in the aggregate would not reasonably be expected to materially adversely affect the title to or value of the Oil and Gas Assets, and will not prevent Buyer, as Seller’s successor-in-interest, from receiving the proceeds of production and that do not operate to (A) reduce the Net Revenue Interest of Seller below that set forth on Schedule I, (B) increase the Working Interest of Seller above that set forth on Schedule I without a proportionate increase in the Net Revenue Interest of Seller; or (C) materially interfere with the operation of the Oil and Gas Assets.

(c)                                  The term “Title Defect” means any defect in Seller’s title to a Well or location (i) that renders its title to the Well or location less than Defensible Title, (ii) that has attributable thereto a Title Defect Amount in excess of $50,000 (provided, that this de minimus amount shall not apply to Liens), and (iii) for which a notice of such Title Defect has been timely and otherwise validly delivered.  Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Title Defect:  (A) defects or irregularities arising out of lack of corporate authorization; (B) defects or irregularities that have been cured or remedied by the applicable statutes of limitation or statutes for prescription; (C) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship Proceedings; (D) minor defects or irregularities in title which for a period of five years or more have not delayed or prevented Seller (or Seller’s predecessor) from receiving its Net Revenue Interest share of the proceeds of production and have not caused Seller to bear a share of expenses and costs greater than its Working Interest share from each Well or location; (E) defects or irregularities resulting from or related to probate Proceedings or the lack thereof which defects or irregularities have been outstanding for five years or more, and (F) defects resulting from a gap in the chain of title of documents filed in any of the records of the BIA, BLM, or any Indian tribe, or any other governmental depository if an appropriate assignment has been filed in the county records.

(d)                                 The term “Allocated Value” means the value allocated to each Oil and Gas Asset acceptable to each Seller and Buyer as set forth in Schedule I.

Section 8.2.                                Purchase Price Adjustments for Title Defects.

(a)                                  No adjustment to the Purchase Price for Title Defects (other than Liens) shall be made unless and until the aggregate of all Title Defect Amounts exceeds one percent of the Purchase Price, and then only to the extent and in the amount that the aggregate of such Title Defect Amounts exceeds one percent of the Purchase Price (it being expressly agreed that such one percent is a deductible).

(b)                                 Buyer shall give Seller written notice of any Title Defect promptly after the discovery of such Title Defect but in no event later than September 19, 2008. Such notice shall be in writing and shall include: (x) a description of the Title Defect, (y) the Allocated Value of the Well or location affected by the Title Defect, and (z) the Title Defect Amount determined in good faith by the Buyer.  With respect to a Well or location subject to a Title Defect, the amount by which such Well or location is impaired as a result of the existence of one or more Title Defects shall be the “Title Defect Amount”, which amount shall be determined as follows:

(i)                                     The Title Defect Amount with respect to a Well or location shall be determined by taking into consideration the Allocated Value of the Well or location subject to such Title Defect, the portion of the Well or location subject to such Title Defect, and the legal effect of such Title Defect on the Well or location affected thereby; provided, however, that:  (A) if such Title Defect is in the nature of Seller’s Net Revenue Interest in a Well or location being less than the Net Revenue Interest set forth in Schedule I and the Working Interest remains the same, then the Title Defect Amount shall equal the Allocated Value for the relevant Well or location multiplied by the percentage reduction in such Net Revenue Interest as a result of such Title Defect or (B) if such Title Defect is in the nature of a Lien, then the Title Defect Amount shall equal the amount required to fully discharge such Lien; and

(ii)                                  If the Title Defect results from any matter not described in Section 8.2(b)(i), the Title Defect Amount shall be an amount equal to the difference between the value of the Well or location affected by such Title Defect with such Title Defect and the value of such Well or location without such Title Defect (taking into account the portion of the Allocated Value of the relevant Well or location).

(c)                                  Notwithstanding anything herein to the contrary, if Seller does not cure a Title Defect on or prior to the Closing, Seller shall have the option, by notice in writing to Buyer on or before the Closing, to (i) keep the Well or location affected by the Title Defect, in which event such Well or location shall become an Excluded Asset and the Cash Consideration shall be reduced by the Allocated Value of the affected Well or location, (ii) take no remedial or corrective action with respect to the Title Defect, in which event Seller agrees to indemnify

Buyer against all costs and expenses that Buyer may incur in connection with same, (iii) convey the Well or location affected by the Title Defect to Buyer and, subject to Section 8.2(a), reduce the Cash Consideration by the relevant Title Defect Amount, or (iv) attempt to cure such defect (a “Post-Closing Title Defect”) prior to December 31, 2008 (the “Cure Period”).

(d)                                 If Seller determines (or should Buyer, in the course of Buyer’s Title Review, determine) that Seller’s Net Revenue Interest in a Well or location is greater than the Net Revenue Interest set forth in Schedule I, then the parties agree that the Cash Consideration shall be increased in an amount equal to the Allocated Value for the relevant Well multiplied by the percentage increase in such Net Revenue Interest, except to the extent the Working Interest increases.  Buyer shall give Seller written notice of any such title discrepancy it discovers promptly after the discovery of such title discrepancy.

Section 8.3.                                Cure of Post-Closing Title Defects.

(a)                                  If Seller elects to attempt to cure a Post-Closing Title Defect during the Cure Period, the transactions contemplated hereby will close as provided herein, but an amount equal to the applicable Title Defect Amount to which the Post-Closing Title Defect pertains shall be deducted from the Adjusted Purchase Price otherwise payable at Closing and paid into an escrow account with an escrow agent mutually agreeable to the parties.  The amount deposited into such escrow account with respect to a Post-Closing Title Defect will remain therein until released as provided in Section 8.3(b).

(b)                                 Buyer will act in good faith and reasonably cooperate with Seller after the Closing to cure a Post-Closing Title Defect.  If Seller and Buyer mutually agree that a Post-Closing Title Defect has been cured, then within two Business Days after such determination, the amount withheld in the escrow account with respect thereto (together with any interest earned thereon) shall be released to Seller.  If Seller and Buyer mutually agree that a Post-Closing Title Defect has been partially cured, then Seller and Buyer shall mutually determine the portion of the amount retained in the escrow account with respect thereto (together with any interest earned thereon) that should be paid to Buyer to compensate it for the uncured portion thereof (together with interest earned thereon), and the remaining portion of such amount shall be released to Seller (together with any interest earned thereon).  If Seller and Buyer mutually agree that a Post-Closing Title Defect has not been cured, then within two Business Days after such determination, the amount withheld in the escrow account with respect thereto (together with any interest earned thereon) shall be released to Buyer.  If, at the end of the Cure Period, Seller has been unable to cure a Post-Closing Title Defect (and there is no dispute as to whether or not it has been cured), the amount withheld in the escrow account with respect thereto (together with any interest earned thereon) shall be released to Buyer. If, at the end of the Cure Period, Seller and Buyer are unable to agree whether there has been a satisfactory resolution of a Post-Closing Title Defect, then such disagreement shall be resolved as provided in Section 8.4.

Section 8.4.                                Arbitration for Title Defects.  Any alleged Title Defects for which the parties cannot agree on a resolution within 30 days after the Closing Date shall be promptly submitted to binding arbitration before an oil and gas lawyer chosen by the parties.  The arbitrator shall determine the amount by which the Allocated Value of the affected Well or location is reduced, if any, and that amount shall be paid by Seller to Buyer, or the difference in such amount and the amount the Cash Consideration is adjusted under Section 8.2(c) for disputed Title Defects which are submitted to arbitration shall be paid by Buyer to Seller, as appropriate, within five days of the decision of the arbitrator.  The arbitrator shall be bound by the provisions of this Agreement and shall be instructed by the parties to determine the Title Defect Amount in accordance with the provisions of this Agreement.

Section 8.5.                                Waiver of Title Defects.  Buyer shall be deemed to have waived (a) all Title Defects of which Seller has not been given notice by Buyer on or prior to September 19, 2008, (b) any defect in title that does not qualify as a Title Defect, and (c) all Title Defects that the parties agree do not meet the thresholds for an adjustment to the Purchase Price set forth in Section 8.2(a).  Except for the special warranty of title in the Assignment and Deed, this Article VIII shall exclusively govern all adjustments under this Agreement for title matters relating to the Oil and Gas Assets.

Section 8.6.                                Preferential Rights and Consents.

(a)                                  Some of the Leases are subject to preferential rights to purchase in favor of third parties or third party consents to assignment as specified in Section 8.6 of the Seller Disclosure Schedule. The form and content of all solicitations for the waivers and consents affecting the Oil and Gas Assets shall be determined jointly by Seller and Buyer but shall not be inconsistent with any of the terms of this Agreement.  Seller shall deliver such solicitations in writing to the affected third parties as soon as practicable after the date hereof.

(b)                                 In the event a third party exercises an applicable preferential right to purchase all or any portion of an Oil and Gas Asset prior to the Closing Date, the affected Oil and Gas Asset or portion thereof shall be removed from this Agreement and the Purchase Price shall be reduced by the Allocated Value of such Oil and Gas Asset or portion thereof. In the event such third party fails or refuses to close on such preferential right within the required time of such third party’s exercise of its preferential right, Buyer shall purchase such affected Oil and Gas Assets covered by the preferential right for the Allocated Value as of the Effective Time and the closing for such transaction shall take place on a mutually acceptable date not more than 30 days following such failure or refusal. If any preferential right to purchase any portion of the Oil and Gas Assets is exercised after the Closing Date, such affected portion of the Oil and Gas Assets shall not be treated as a Title Defect, and no adjustment shall be made on account of such exercise. All Oil and Gas Assets that are subject to preferential rights to purchase that have not been exercised as of such date and time shall be conveyed to Buyer at the Closing. If any such preferential right is exercised after such date and time, Buyer agrees to convey such affected Oil and Gas Assets to the party exercising such right on the same terms and conditions under which Seller conveyed such Oil and Gas Assets to Buyer. In such event, Buyer shall retain all amounts paid by the party exercising such preferential right to purchase. In the event of such exercise, Buyer shall prepare a form of conveyance of such interest from Buyer to such exercising party, such conveyance to be in form and substance as provided in this Agreement, except that such conveyance shall be made free and clear of all Liens, royalty interests, production payments and other charges or defects created by, through or under Buyer.

ARTICLE IX

Environmental Matters.

Section 9.1      Environmental Obligations.  UPON CLOSING BUYER (A) SHALL ASSUME ALL LIABILITY AND COSTS ARISING UNDER ENVIRONMENTAL LAWS WITH REGARD TO THE OIL AND GAS ASSETS ASSIGNED TO BUYER HEREUNDER, INCLUDING BUT NOT LIMITED TO (I) THE LEASES, EQUIPMENT AND ANY PRODUCTION CONTAINING HAZARDOUS MATERIALS, INCLUDING BUT NOT LIMITED TO LIABILITY AND COSTS FOR NORM, (II) VIOLATIONS OF ENVIRONMENTAL LAWS OR PERMITS AND (III) THE EXISTENCE OR PRESENCE OF ADVERSE PHYSICAL CONDITIONS, INCLUDING BUT NOT LIMITED TO UNKNOWN OR ABANDONED OIL AND GAS WELLS, WATER WELLS, SUMPS AND PIPELINES THAT MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATION; AND (B) HEREBY EXPRESSLY AGREES TO PROTECT, RELEASE, DEFEND, INDEMNIFY AND HOLD SELLER, ITS OFFICERS, MANAGERS, MEMBERS, PARTNERS, REPRESENTATIVES, AGENTS AND ITS EMPLOYEES FREE AND HARMLESS FROM AND AGAINST ANY AND ALL COSTS, EXPENSES, CLAIMS, DEMANDS, LITIGATION COSTS AND ATTORNEYS FEES (TO THE EXTENT REASONABLE IF SUCH ATTORNEYS ARE ENGAGED BY SELLER), AND CAUSES OF ACTION OF EVERY KIND AND CHARACTER, INCLUDING BUT NOT LIMITED TO INJURIES OR DEATH TO PERSONS, DAMAGES TO OR LOSS OF PROPERTY, ENVIRONMENTAL CLAIMS OR VIOLATIONS OF ENVIRONMENTAL LAWS, ARISING OUT OF THE USE, OPERATION, OCCUPANCY, OCCUPATION, RESALE OR ABANDONMENT OF THE OIL AND GAS ASSETS ASSIGNED TO BUYER HEREUNDER REGARDLESS OF WHETHER THE CLAIM IS A RESULT OF AN ACT OR OMISSION OCCURRING OR CONDITION EXISTING PRIOR TO OR AFTER THE CLOSING DATE. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE INDEMNITY PROVIDED FOR IN THIS SECTION 9.1 COMPLIES WITH THE EXPRESS NEGLIGENCE RULE.  IF ANY TERM OR OTHER PROVISION OF THIS INDEMNIFICATION IS INVALID, ILLEGAL, OR INCAPABLE OF BEING ENFORCED BY ANY RULE OF LAW OR PUBLIC POLICY, ALL OTHER CONDITIONS AND PROVISIONS OF THIS INDEMNIFICATION SHALL NEVERTHELESS REMAIN IN FULL FORCE AND EFFECT SO LONG AS THE ECONOMIC OR LEGAL SUBSTANCE OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT REMAIN IN EFFECT. BUYER REPRESENTS THAT IT HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE INDEMNITY PROVISION CONTAINED IN THIS SECTION 9.1, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT, AND UNDERSTANDS THE INDEMNITY OBLIGATIONS CONTAINED HEREIN.

Section 9.2.     Definitions of Environmental Defect.  “Environmental Defect” means, with respect to any given Oil and Gas Asset, a violation of Environmental Laws in effect as of the Effective Time in the jurisdiction in which such Oil and Gas Asset is located, an obligation under Environmental Laws to complete any corrective action at the Oil and Gas Asset (other than a corrective action that is not required to be commenced or completed under such Environmental Laws until after an extended period of time), or any Environmental Liability arising from or attributable to any condition, event, circumstance, activity, practice, incident, action, or omission existing or occurring prior to or after the Effective Time, or the use, release, storage, treatment, transportation, or disposal of Hazardous Materials prior to or after the Effective Time, (a) regarding which a notice has been timely and otherwise validly delivered pursuant to the terms of this Agreement, and (b) that has Environmental Resolution Costs attributable thereto in excess of $50,000.

Section 9.3.     Waiver.  BUYER HEREBY RELEASES AND WAIVES ALL CLAIMS THAT BUYER MAY HAVE AGAINST SELLER WITH RESPECT TO THE FOLLOWING AND SHALL INDEMNIFY SELLER AGAINST ANY CLAIMS MADE BY THIRD PARTIES WITH RESPECT THERETO IN ACCORDANCE WITH ARTICLE XII (A) ENVIRONMENTAL DEFECTS AND ENVIRONMENTAL CONDITIONS NOT INCLUDED IN A NOTICE TIMELY DELIVERED BY BUYER TO SELLER PURSUANT TO SECTION 9.4; (B) ENVIRONMENTAL CONDITIONS THAT DO NOT QUALIFY AS ENVIRONMENTAL DEFECTS, AND (C) ALL ENVIRONMENTAL DEFECTS THAT THE PARTIES AGREE DO NOT MEET THE THRESHOLDS FOR ADJUSTMENT TO THE PURCHASE PRICE SET FORTH IN SECTION 9.4(C) OR ARE NOT CONSIDERED ENVIRONMENTAL DEFECTS BECAUSE THEY DO NOT MEET THE THRESHOLD SET FORTH IN SECTION 9.2, AND (IV) ENVIRONMENTAL DEFECTS AND ENVIRONMENTAL CONDITIONS FOR WHICH THE PARTIES HAVE OTHERWISE REACHED AGREEMENT PRIOR TO CLOSING.  BUYER ACKNOWLEDGES THAT IT HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE WAIVER PROVISION CONTAINED IN THIS SECTION 9.3, INCLUDING OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND COMMENT, AND UNDERSTANDS THE RIGHTS BEING WAIVED HEREIN.

Section 9.4.           Purchase Price Adjustments for Environmental Defects.

(a)         On or prior to September 19, 2008, Buyer may notify Seller in writing of any Environmental Defects and Buyer’s estimate of the present value of the expected cost to fully and finally resolve each Environmental Defect to Buyer’s reasonable satisfaction, employing such commercially reasonable and cost effective means as are required to comply with applicable requirements or otherwise avoid liability under any Environmental Laws, and taking into account any uncertainty as to whether such costs will actually be incurred (“Environmental Resolution Costs”).

(b)        Notwithstanding anything herein to the contrary, if Seller does not cure an Environmental Defect on or prior to the Closing, Seller shall have the option, by notice in writing to Buyer on or before the Closing, to (i) keep the Oil and Gas Asset affected by the Environmental Defect, in which event such Oil and Gas Asset shall become an Excluded Asset and the Cash Consideration shall be reduced by the Allocated Value of the affected Oil and Gas Asset, (ii) take no remedial or corrective action with respect to the Environmental Defect, in which event Seller agrees to indemnify Buyer against all costs that Buyer may incur in connection with same, (iii) convey the Oil and Gas Asset affected by the Environmental Defect to Buyer and, subject to subsection (c) below, reduce the Cash Consideration by the relevant Environmental Resolution Cost, or (iv) attempt to cure such defect (a “Post-Closing Environmental Defect”) prior to the end of the Cure Period.

(c)         Notwithstanding the foregoing, no adjustment to the Purchase Price for any Environmental Defect shall be made unless and until the aggregate Environmental Resolution Costs for all Environmental Defects exceed one percent of the Purchase Price and then only to the extent and in the amount that the aggregate value of such Environmental Resolution Costs for Environmental Defects exceed one percent of the Purchase Price (it being expressly agreed that such one percent is a deductible).

Section 9.5.        Cure of Post-Closing Environmental Defects.

(a)         If Seller elects to attempt to cure a Post-Closing Environmental Defect during the Cure Period, the transactions contemplated hereby will close as provided herein, but an amount equal to the applicable Environmental Resolution Costs to which the Post-Closing Environmental Defect pertains shall be deducted from the Adjusted Purchase Price otherwise payable at Closing and paid into an escrow account with an escrow agent mutually agreeable to the parties.  The amount deposited into such escrow account with respect to a Post-Closing Environmental Defect will remain therein until released as provided in Section 9.5(b).

(b)        Buyer will act in good faith and reasonably cooperate with Seller after the Closing to cure a Post-Closing Environmental Defect.  If Seller and Buyer mutually agree that a Post-Closing Environmental Defect has been cured, then within two Business Days after such determination, the amount withheld in the escrow account with respect thereto (together with any interest earned thereon) shall be released to Seller.  If Seller and Buyer mutually agree that a Post-Closing Environmental Defect has been partially cured, then Seller and Buyer shall mutually determine the portion of the amount retained in the escrow account with respect thereto (together with any interest earned thereon) that should be paid to Buyer to compensate it for the uncured portion thereof (together with interest earned thereon), and the remaining portion of such amount shall be released to Seller (together with any interest earned thereon).  If Seller and Buyer mutually agree that a Post-Closing Environmental Defect has not been cured, then within two Business Days after such determination, the amount withheld in the escrow account with respect thereto (together with any interest earned thereon) shall be released to Buyer.  If, at the end of the Cure Period, Seller has been unable to cure a Post-Closing Environmental Defect (and there is no dispute as to whether or not it has been cured), the amount withheld in the escrow account with respect thereto (together with any interest earned thereon) shall be released to Buyer. If, at the end of the Cure Period, Seller and Buyer are unable to agree whether there has been a satisfactory resolution of a Post-Closing Environmental Defect, then such disagreement shall be resolved as provided in Section 9.6.

Section 9.6.     Arbitration for Environmental Defects.  In the event Buyer and Seller are unable to agree on the validity of the claim of the Environmental Defect or on an estimate of Environmental Resolution Costs or before 30 days after the Closing Date, either of the parties shall submit the matter for arbitration to an independent qualified and recognized environmental professional chosen by the parties (the “Environmental Arbitrator”) within 60 days of the Closing Date.  The Environmental Arbitrator shall determine the amount by which the Cash Consideration shall be adjusted for the affected Oil and Gas Asset, if any, and that amount shall be paid by Seller to Buyer within five days of the decision of the Environmental Arbitrator.  The arbitration shall be conducted in Denver, Colorado, and, if requested by the Environmental Arbitrator or by either Seller or Buyer, shall be conducted pursuant to the Commercial Arbitration Rules (“CAR”) of the AAA then in effect.  The Environmental Arbitrator shall resolve the dispute by means of written findings of fact and conclusions of law within 30 days after the hearing is closed.  In addition, and notwithstanding the CAR or choice-of-law principles of any jurisdiction, the arbitrators shall be bound by and shall resolve any dispute in accordance with the substantive law of the State of Texas, federal law as enunciated by the federal courts situated in the Fifth Circuit, and all Texas rules relating to the admissibility of evidence, including, without limitation, all relevant privileges and the attorney work product doctrine but referring to the law of the jurisdictions where the disputed Environmental Defects arise as necessary to determine the nature and extent of such Environmental Defects.  The arbitrators’ award shall be final, nonappealable and binding upon the parties, subject only to the provisions of  9 U.S.C. § 10, and may be entered as a judgment in any court of competent jurisdiction.

Section 9.7.     Limitations.  NOTWITHSTANDING ANYTHING TO THE CONTRARY, THIS ARTICLE IX IS INTENDED TO BE THE SOLE AND EXCLUSIVE REMEDY THAT BUYER SHALL HAVE AGAINST SELLER WITH RESPECT TO ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH AND SAFETY. EXCEPT AS SET FORTH IN ARTICLE IX, BUYER HEREBY RELEASES AND DISCHARGES ANY AND ALL CLAIMS AT LAW OR IN EQUITY, INCLUDING BUT NOT LIMITED TO ENVIRONMENTAL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, AGAINST SELLER WITH RESPECT TO ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH AND SAFETY. BUYER ACKNOWLEDGES THAT SELLER HAS NOT MADE AND WILL MAKE NO REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS OR ENVIRONMENTAL CLAIMS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF THE ENVIRONMENT OR HEALTH AND SAFETY. EXCEPT AS SET FORTH IN ARTICLE IX, BUYER HEREBY AGREES TO ASSUME THE RISK THAT THE OIL AND GAS ASSETS MAY CONTAIN WASTE MATERIALS, INCLUDING NORM OR HAZARDOUS SUBSTANCES, AND THAT ADVERSE PHYSICAL CONDITIONS, INCLUDING THE PRESENCE OF UNKNOWN ABANDONED OIL AND GAS WELLS, WATER WELLS, SUMPS AND PIPELINES, MAY NOT HAVE BEEN REVEALED BY BUYER’S INVESTIGATION.

ARTICLE X

Conditions Precedent to the Obligations of the Parties

Section 10.1.       Conditions Precedent to the Obligations of Buyer.  The obligations of Buyer under this Agreement are subject to each of the following conditions being met:

(a)         Each of the representations and warranties of Seller contained in Article IV shall be true and correct as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) on and as of the Closing Date as if made on and as of such date, except (i) as affected by transactions contemplated or permitted by this Agreement, (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date, and (iii) any such inaccuracies or breaches which, in the aggregate, have not had or could not reasonably be expected to have, a Material Adverse Effect, without giving effect to any materiality qualifier in such representations and warranties.

(b)                         Seller shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Seller prior to or at the Closing.

(c)                          Seller shall have delivered a certificate executed by the president of Seller dated the Closing Date, representing and certifying in such detail as Buyer may reasonably request that the conditions set forth in subsections (a) and (b) above have been fulfilled.

(d)                         No Proceeding (excluding any Proceeding initiated by Buyer or any of its Affiliates) shall, on the Closing Date, be pending or threatened before any Governmental Entity seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

(e)                          Provided a filing is made pursuant to Section 7.15, all applicable waiting periods specified under the HSR Act with respect to the transactions contemplated by this Agreement shall have terminated.

(f)                            Buyer shall have received a release of Liens with respect to the Oil and Gas Assets, executed in recordable form by the Senior Lender, and in form and substance agreeable to Buyer.

(g)                         Buyer shall have received an assignment of the Oil and Gas Assets executed and delivered by Seller, which assignment shall be substantially in the form of the instrument attached as Exhibit E in all material respects (the “Assignment”).

(h)                         Buyer shall have received a deed conveying certain of the Oil and Gas Assets executed and delivered by Seller, which deed shall be substantially in the form of the instrument attached as Exhibit F in all material respects (the “Deed”).

(i)                             Buyer shall have received a certificate of non-foreign status in the form attached as Exhibit G, executed and delivered by Seller pursuant to Section 1445 of the Code and the regulations promulgated thereunder.

(j)                             Each Person on behalf of whom a certificate representing Buyer Common Stock is to be delivered to Seller at Closing pursuant to Section 2.6(c) or Selling Member shall have provided to Buyer a representation in a form reasonably satisfactory to Buyer (i) with respect to the matters set forth in Section 4.21 and (ii) such additional information as Buyer may reasonably require to include the shares of Buyer Common Stock to be received by such Person in the Registration Statement.

(k)                          Buyer shall have received all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Seller or any other party to Buyer prior to or in connection with the Closing.

Section 10.2.       Conditions Precedent to the Obligations of Seller.  The obligations of Seller under this Agreement are subject to each of the following conditions being met:

(a)         Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date made and (having been deemed to have been made again on and as of the Closing Date in the same language) on and as of the Closing Date, except (i) as affected by transactions permitted by this Agreement, (ii) to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date, and (iii) any such inaccuracies or breaches which, in the aggregate, have not had or could not reasonably be expected to have, a Material Adverse Effect, without giving effect to any materiality qualifier in such representations and warranties.

(b)        Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Seller) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c)         No Proceeding (excluding any Proceeding initiated by Seller or any of its Affiliates) shall, on the Closing Date, be pending or threatened before any Governmental Entity seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

(d)        Provided a filing is made pursuant to Section 7.15, all applicable waiting periods specified under the HSR Act with respect to the transactions contemplated by this Agreement shall have terminated.

(e)         Seller shall have received a draft copy of the Registration Statement, in form and substance reasonably acceptable to Seller.

(f)         Seller shall have received all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Buyer or any other party to Seller prior to or in connection with the Closing.

(g)        Seller shall have received an instrument evidencing the assumption by Buyer of the Assumed Obligations, in form and substance reasonably acceptable to Seller.

ARTICLE XI

Termination, Amendment and Waiver

Section 11.1.        Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a)         by mutual written consent of Seller and Buyer; or

(b)        by either Seller or Buyer, if:

(i)         the Closing shall not have occurred on or before 5:00 p.m., local Denver, Colorado time, on October 15, 2008, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i) or due to the continued pendency of an applicable waiting period under the HSR Act; or

(ii)           there shall be any statute, rule, or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or

(c)         by Buyer or Seller, if, on September 30, 2008, the sum of (i) the aggregate uncured Title Defect Amounts and (ii) the aggregate uncured Environmental Resolution Costs exceeds ten percent of the Purchase Price; or

(d)        by Seller, if (i) there shall be a breach of any representation and warranty of Buyer contained in Article V, other than any such breaches which, in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect, without giving effect to any materiality qualifier in such representations and warranties, or (ii) there shall be a material breach by Buyer of any of its covenants and agreements contained in this Agreement, which breach, in the case of clause (i) or clause (ii), is not capable of being cured or, if it is capable of being cured, has not been cured by the 10th Business Day following written notice to Buyer from Seller of such breach; or

(e)         by Buyer, if (i) there shall be a breach of any representation and warranty of Seller contained in Article IV, other than any such breaches which, in the aggregate, have not had or could not reasonably be expected to have a Material Adverse Effect, without giving effect to any materiality qualifier in such representations and warranties, or (ii) there shall be a material breach by Seller of any of its covenants and agreements contained in this Agreement, which breach, in the case of clause (i) or clause (ii), is not capable of being cured or, if it is capable of being cured, has not been cured by the 10th Business Day following written notice to Seller from Buyer of such breach.

Section 11.2.        Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 11.1 by Seller or Buyer, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article XI, in Sections 7.4, 7.5, 7.13, 7.19, and 11.2 and in Article XIV, and the indemnification provided in Sections 6.2 and 6.3 shall survive the termination hereof.  If this Agreement is terminated by Seller pursuant to (i) Section 11.1(b)(i) (and Buyer is in material breach of this Agreement) or (ii) Section 11.1(d), Seller shall be entitled to retain the Deposit as liquidated damages.  Such remedy shall be Seller’s sole and exclusive remedy for any breach or failure hereunder by Buyer, and all other remedies are hereby expressly waived by Seller.  Seller and Buyer agree upon the Deposit as liquidated damages due to the difficulty and inconvenience of measuring actual damages and the uncertainty thereof, and Seller and Buyer agree that such amount is a reasonable estimate of Seller’s loss in the event of any such failure by Buyer.  If this Agreement is terminated under Section 11.1 for any other reason, the Deposit shall be returned to Buyer.  If this Agreement is terminated by Buyer pursuant to (A) Section 11.1(b)(i) (and Seller is in material breach of this Agreement), or (B) Section 11.1(e), Buyer shall be entitled to pursue all remedies available at law or in equity.

Section 11.3.    Amendment.  This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

Section 11.4.    Waiver.  Seller, on the one hand, or Buyer, on the other, may:  (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto, or (ii) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein.  Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party.  No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

ARTICLE XII

Survival of Representations, Warranties and Covenants; Indemnification

Section 12.1.        Survival.

(a)         The representations and warranties of the parties hereto contained in this Agreement shall terminate at Closing except that the representations made by Seller pursuant to Article IV, and the representations and warranties made by Buyer pursuant to Article V shall survive the Closing and shall remain in effect thereafter for the period that an Indemnified Party is entitled to indemnification based on a breach of such representation or warranty contained in this Article XII.  The covenants of the parties hereto contained in this Agreement shall survive the Closing and shall remain in effect thereafter for the period that an Indemnified Party is entitled to indemnification based on a violation of such covenant contained in this Article XII.

(b)        No party hereto shall have any indemnification obligation pursuant to this Article XII or otherwise unless (i) it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification is being sought and (ii) if applicable, such notice is received on or before the Survival Date.  Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis of such claim, (ii) the estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the party delivering such notice became aware of the existence of such claim.

Section 12.2.    Seller’s Indemnification Obligations.  Seller shall, on the date of Closing, agree (and, upon delivery to Buyer of the Assignment and the Deed, shall be deemed to have agreed), subject to the limitations and procedures contained in this Article XII, following the Closing, to indemnify and hold Buyer, its Affiliates and its and their respective successors and permitted assigns and all of their respective stockholders, partners, members, managers, directors, officer, employees, agents and representatives harmless from and against any and all claims, obligations, actions, liabilities, damages or expenses (collectively, “Buyer’s Losses”):

(a)         resulting from a breach of any of the representations made by Seller in Article IV;

(b)        relating to the Excluded Assets;

(c)         resulting from a breach by Seller of any post-Closing covenant of Seller;

(d)        relating to the payment of all operating expenses and capital expenditures related to the Oil and Gas Assets and attributable to Seller’s ownership and operation of the Oil and Gas Assets prior to the Effective Time, including without limitation claims under any joint interest audit, except as provided otherwise under Section 2.4;

(e)         relating to the payment of all drilling costs to drill and sidetrack the wells listed on Schedule 2.4(a), regardless of when such drilling costs are incurred by Seller;

(f)         arising out of third party claims for personal injury prior to the Effective Time; or

(g)        arising out of third party claims for royalties and Taxes attributable to Seller’s ownership of the Oil and Gas Assets prior to the Effective Time;

provided, however, that Seller’s indemnification obligations for Buyer’s Losses under Section 12.2(a), Section 12.2(c), Section 12.2(d),  Section 12.2(e) , Section 12.2(f) and Section 12.2(g) shall expire on March 31, 2009 (the “Survival Date”), except for Buyer’s Losses for which a notice is received by Seller as provided in this Agreement prior to such date.  It is expressly agreed and understood by the parties that after the Survival Date, the only indemnification obligations of Seller pursuant to this Agreement shall be pursuant to Section 12.2(b).

Section 12.3.    Buyer’s Indemnification Obligations.  Buyer shall, on the date of Closing, agree (and, upon delivery to Buyer of the Assignment and the Deed, shall be deemed to have agreed), subject to the limitations and procedures contained in this Article XII, following the Closing, to indemnify and hold Seller, its Affiliates and its and their respective successors and permitted assigns and all of their respective stockholders, partners, members, managers, directors, officers, employees, agents and representatives harmless from and against any and all claims, obligations, actions, liabilities, damages, costs or expenses, (collectively, “Seller’s Losses”):

(a)         resulting from any misrepresentation or breach of any warranty, covenant or agreement of Buyer contained in this Agreement or any certificate delivered by Buyer at the Closing;

(b)        resulting from a breach by Buyer of any post-Closing covenant of Buyer; or

(c)         relating to the Assumed Obligations;

provided, however, that Buyer’s indemnification obligations for Seller’s Losses under Section 12.3(a) shall expire on the Survival Date, except for Seller’s Losses for which a notice is received by Buyer as provided in this Agreement prior to such date; and further provided, however, that (i) Buyer’s indemnification obligations for Seller’s Losses under Section 12.3(b) shall not expire but shall remain in effect until such covenants have been fully performed, and

(ii) Buyer’s indemnification obligations for Seller’s Losses under Section 12.3(c) shall not expire but shall remain in effect until all Assumed Obligations are fully satisfied.

Section 12.4.    Net Amounts.  Any amounts recoverable by any party pursuant to this Article XII with respect to any Buyer’s Losses or Seller’s Losses, as the case may be, shall be increased by any net tax costs to the Indemnified Party (Taxes incurred with respect to any indemnity payment less tax benefits resulting from the circumstances serving as the basis for such Buyer’s Loss or Seller’s Loss, as the case may be) and shall be decreased by (i) any net tax benefit to the Indemnified Party (tax benefits less Taxes incurred, including Taxes incurred as a result of the loss of Tax basis resulting from the receipt of an indemnity payment), and (ii) any insurance proceeds or other amounts relating to such Buyer’s Loss or Seller’s Loss, as the case may be, paid to such Indemnified Party by any Person (other than any Affiliate of such Indemnified Party) not a party to this Agreement.  Any indemnification payment made hereunder shall be treated for tax purposes as an adjustment to the Purchase Price unless a different treatment is required by Applicable Law.

Section 12.5.    Indemnification Proceedings.  In the event that any claim or demand for which a party (an “Indemnifying Party”), would be liable to another party under Section 12.2 or Section 12.3 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article XII, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby.  The Indemnifying Party shall have 30 days from receipt of the above notice from the Indemnified Party (in this Section 12.5, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party.  If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof.  If the Indemnifying Party elects not to assume the defense of such claim or demand (or fails to give notice to the Indemnified Party during the Notice Period), the Indemnified Party shall be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party.  If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties.  If the Indemnifying Party elects to assume the defense of such claim or demand, (i) no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party

shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).

Section 12.6.    Indemnification Exclusive Remedy.  Except as provided in Section 11.2, indemnification pursuant to the provisions of this Article XII shall be the exclusive remedy of the parties hereto for any misrepresentation or breach of any warranty, covenant or agreement contained in this Agreement or in any closing document executed and delivered pursuant to the provisions hereof or thereof, or any other claim arising out of the transactions contemplated by this Agreement.

Section 12.7.    Limited to Actual Damages.  The indemnification obligations of the parties pursuant to Section 2.7, Section 6.2, Section 6.3, Section 9.1, Section 9.3, Section 9.4, Section 13.5 and this Article XII shall be limited to actual Buyer’s Losses or Seller’s Losses, as the case may be, and shall not include incidental, consequential, indirect, punitive, or exemplary damages, provided that any incidental, consequential, indirect, punitive, or exemplary damages recovered by a third party (including a Governmental Entity, but excluding any Affiliate of any party) against a party entitled to indemnity shall be included in the damages recoverable under such indemnity.

Section 12.8.    Indemnification Despite Negligence.  It is the express intention of the parties hereto that each party to be indemnified pursuant to this Article XII shall be indemnified and held harmless from and against all Buyer’s Losses or Seller’s Losses, as the case may be, as to which indemnity is provided for under this Article XII, notwithstanding that any such damages arise out of or result from the ordinary, strict, sole, or contributory negligence of such party and regardless of whether any other party (including the other parties to this Agreement) is or is not also negligent.  The parties hereto acknowledge that the foregoing complies with the express negligence rule and is conspicuous.

Section 12.9.    Limits on Liability.

(a)         Notwithstanding anything herein to the contrary, Seller shall have no obligation or liability to indemnify Buyer under Sections 12.2(a), (f) or (g) unless and until the aggregate amount of Buyer’s Losses exceed $2,000,000; provided, however, that once the amount of Buyer’s Losses exceeds $2,000,000, Seller shall have an obligation or liability to indemnify Buyer under Sections 12.2(a), (f) or (g) only to the extent the amount of such Buyer’s Losses exceed $2,000,000 (it being expressly agreed that such $2,000,000 is a deductible).

(b)        Notwithstanding anything herein to the contrary, Seller’s obligation to indemnify Buyer under Sections 12.2(a), (c), (d), (e), (f) or (g) shall terminate and be of no further force and effect at such time as Buyer’s Losses under Sections 12.2(a), (c), (d), (e), (f)or (g) equal $20,000,000 in the aggregate, and Seller has fully reimbursed Buyer or otherwise fully satisfied such Buyer’s Losses.

ARTICLE XIII
Registration Requirements

Section 13.1.    Definitions.  For the purposes of this Article XIII:

(a)       “Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; or (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading.

(b)       “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by Buyer with the SEC.

(c)       “Registration Statement” means an automatically effective Form S-3 shelf registration statement under the Securities Act, which shall cover resales of Buyer Common Stock from time to time on the NYSE at prices current at the time of sale.

(d)       “SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

Section 13.2.      Registration of Buyer Common Stock.  Buyer understands and acknowledges that Seller intends to distribute shares of Buyer Common Stock constituting a portion of the Purchase Price at Closing to certain members and beneficial owners of CEP II, which is the parent company of Seller, as contemplated by Section 2.6(c) (the “Selling Members”).  Buyer covenants and agrees to register the resales of the Buyer Common Stock by Seller and the Selling Members by filing the Registration Statement, as promptly as practicable (and in any event within three Business Days) after the Closing Date. Buyer shall provide Seller with a reasonable opportunity to review and comment on the Registration Statement prior to filing.  Buyer shall have no obligation to include in the Registration Statement shares of Buyer Common Stock of Seller or any Selling Member who has failed to provide the information required by Section 10.1(j) or such other information that, in the opinion of counsel to Buyer, is reasonably required in order for the Registration Statement to comply with the Securities Act.

Section 13.3.      Obligations of the Buyer.  The Buyer shall, as expeditiously as possible:

(a)       use its commercially reasonable efforts to keep the Registration Statement effective for a period expiring on the earlier of (i) the date on which all the shares of Buyer Common Stock registered pursuant to the Registration Statement have been sold or disposed of pursuant to the Registration Statement, SEC Rule 144 or in a private transaction, or (ii) one year after the Closing (the “Registration Period”);

(b)       during the Registration Period, prepare and file with the SEC such amendments and supplements to the Registration Statement, and the prospectus used in connection with the Registration Statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all securities covered by the Registration Statement;

(c)        during the Registration Period, furnish to Seller such numbers of copies of a prospectus, as required by the Securities Act, and such other documents as Seller may reasonably request in order to facilitate the disposition of the Buyer Common Stock;

(d)        during the Registration Period, use its commercially reasonable efforts to register and qualify the securities covered by the Registration Statement under such other securities or blue-sky laws of such U.S. states as shall be reasonably requested by Seller;

(e)        use its commercially reasonable efforts to cause the Buyer Common Stock to be approved for listing on the NYSE prior to the Closing Date, subject to official notice of issuance;

(f)         during the Registration Period, notify Seller when the Registration Statement or a supplement to any prospectus forming a part of the Registration Statement has been filed; and

(g)        after the Registration Statement has been filed, notify Seller of any request by the SEC that the Buyer amend or supplement the Registration Statement or prospectus.

Notwithstanding anything to the contrary contained herein, Buyer may, upon written notice to Seller and any Selling Member whose shares of Buyer Common Stock are included in the Registration Statement, suspend Seller and such Selling Member’s use of any prospectus which is a part of the Registration Statement (in which event the Seller and such Selling Member shall discontinue sales of shares of Buyer Common Stock pursuant to the Registration Statement, but Seller and such Selling Member may settle any such sales of shares of Buyer Common Stock) if (i) Buyer is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and Buyer determines in good faith that Buyer’s ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Registration Statement or (ii) Buyer has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of Buyer, would materially adversely affect Buyer; provided, however, in no event shall Seller and such Selling Member’s use be suspended for a period that exceeds an aggregate of 60 days in any 180-day period or 90 days in any 365-day period. Upon disclosure of such information or the termination of the condition described above, Buyer shall provide prompt notice to the Seller and any Selling Members whose shares of Buyer Common Stock are included in the Registration Statement, shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of shares of Buyer Common Stock pursuant to the Registration Statement.

Section 13.4.      Expense of Registration.  All expenses incurred by Buyer in connection with registrations, filings, or qualifications pursuant to this Article XIII, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for Buyer, shall be borne and paid by Buyer.

Section 13.5.      Indemnification.  With respect to the Buyer Common Stock included in any registration statement under this Article XIII:

(a)        To the extent permitted by Applicable Law, Buyer will indemnify and hold harmless each of the Selling Members, and the Seller, its Affiliates and its and their respective successors and permitted assigns and all of their respective stockholders, partners, members, managers, directors, officers, employees, agents and representatives, against any Damages, and Buyer will pay to Seller or such other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 13.5(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Buyer, which consent shall not be unreasonably withheld or delayed, nor shall Buyer be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of Seller or other aforementioned Person expressly for use in the Registration Statement.

(b)        To the extent permitted by Applicable Law, Seller will indemnify and hold harmless Buyer, its Affiliates and its and their respective successors and permitted assigns and all of their respective stockholders, partners, members, managers, directors, officers, employees, agents and representatives, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of Seller or any Selling Member expressly for use in the Registration Statement; and Seller will pay to Buyer and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 13.5(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of Seller, which consent shall not be unreasonably withheld or delayed; and provided further that in no event shall the aggregate amounts payable by Seller by way of indemnity or contribution under this Section 13.5(b) exceed the proceeds from the sale of shares of Buyer Common Stock received by Seller.

(c)        Promptly after receipt by an indemnified party under this Section 13.5 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification under this Article XIII, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 13.5, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties.

Section 13.6.      Rule 144.

(a)        With a view to making available to Seller the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit Seller to sell securities of Buyer to the public without registration or pursuant to the Registration Statement, during the Registration Period, Buyer shall make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times.

(b)        No later than the seventh Business Day after the one year anniversary of the Closing Date, if the shares of Buyer Common Stock have not been sold or disposed of pursuant to the Registration Statement, SEC Rule 144 or in a private transaction, Buyer shall use its commercially reasonable efforts to cause its transfer agent to provide to the holders of the Buyer

Common Stock who are not affiliates of Buyer, in exchange for certificates they surrender evidencing such shares that bear a restrictive legend, certificates evidencing like numbers of shares that do not bear such legend.

ARTICLE XIV
Miscellaneous Matters

Section 14.1.      Notices.  All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by a recognized prepaid overnight courier service (which provides a receipt), (iv) sent by facsimile or e-mail transmission, with receipt acknowledged, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

If to Seller:

c/o Cordillera Energy Partners II, LLC
8450 East Crescent Parkway, Suite 400
Greenwood Village, Colorado  80111
Attention:  George H. Solich
Fax No.:  303-290-9997
e-mail:  gsolich@cordilleraep.com

With , prior to Closing, a copy to (which shall not constitute notice to Seller):

Thompson & Knight LLP
333 Clay Street, Suite 3300
Houston, Texas  77002
Attention:  Michael K. Pierce and Sarah E. McLean
Fax No.:  Pierce—832-397-8049 and McLean—832-397-8062
e-mail:  michael.pierce@tklaw.com and sarah.mclean@tklaw.com

If to Buyer:

Forest Oil Corporation
707 17th Street, Suite 3600
Denver, Colorado  80202
Attention:  General Counsel
Fax No.:  303-812-1445

With, prior to Closing, a copy to (which shall not constitute notice to Buyer):

Vinson & Elkins L.L.P.
666 Fifth Avenue, 26th Floor
New York, New York  10103-0040
Attention:  Shelley A. Barber and Alan P. Baden
Fax No.:  Barber—917-849-5353 and Baden—917-849-5337
e-mail:  sbarber@velaw.com and abaden@velaw.com

Such notices, requests, demands, and other communications shall be effective upon receipt.

Section 14.2.      Entire Agreement.  This Agreement, the Seller Disclosure Schedule, together with the Exhibits, Schedules, and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

Section 14.3.      Injunctive Relief.  The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

Section 14.4.      Binding Effect; Assignment; No Third Party Benefit.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.  Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.  Except as provided in the indemnification provisions of this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

Section 14.5.      Severability.  If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Section 14.6.      GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.  ANY LITIGATION ARISING OUT OF THIS AGREEMENT SHALL BE BROUGHT BEFORE THE COURTS

SITTING IN HARRIS COUNTY, TEXAS, AND THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO CHOOSE OR REQUEST ANY OTHER VENUE.

Section 14.7.      Counterparts.  This instrument may be executed in any number of identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively, one instrument.  It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto.  This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 14.8.      WAIVER OF CONSUMER RIGHTS.  BUYER AND SELLER EACH HEREBY WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND ANY SIMILAR LAW IN ANY OTHER STATE TO THE EXTENT SUCH ACT OR SIMILAR LAW WOULD OTHERWISE APPLY.  AFTER CONSULTATION WITH AN ATTORNEY OF THEIR OWN SELECTION, BUYER AND SELLER EACH VOLUNTARILY CONSENTS TO THIS WAIVER.

Section 14.9.      Like-Kind Exchange.  Seller and Buyer hereby agree that this transaction may be completed as a like-kind exchange and that each party will assist in completing the sale as a like-kind exchange.  As a like-kind exchange, Seller and Buyer agree that Buyer, in lieu of the purchase of the Oil and Gas Assets from Seller for the consideration provided herein, shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the U.S Treasury Regulations) or an Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37, 2000-2 C.B. 308) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Code. Likewise, Seller shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. In the event either party assigns its rights under this Agreement pursuant to this Section 14.9, such party agrees to notify the other party in writing of such assignment at or before Closing. If Seller assigns its rights under this Agreement for this purpose, Buyer agrees to (i) consent to Seller’s assignment of its rights in this Agreement in the form reasonably requested by the Qualified Intermediary, and (ii) pay the portion of the Purchase Price (as may be adjusted under the terms of this Agreement) attributable to the Oil and Gas Assets into a qualified escrow or qualified trust account at Closing as directed in writing. If Buyer assigns its rights under this Agreement for this purpose, Seller agrees to (i) consent to Buyer’s assignment of its rights in this Agreement in the form reasonably requested by Buyer’s Qualified Intermediary or Exchange Accommodation Titleholder, (ii) refund to Buyer the Deposit previously deposited by Buyer pursuant to this Agreement upon the Qualified Intermediary’s or Exchange Accommodation Titleholder’s payment to Seller of a replacement Deposit in the same amount, (iii) accept the Purchase Price (as may be adjusted under the terms of this Agreement) for the Oil and Gas Assets from the account designated by Buyer’s Qualified Intermediary or Exchange Accommodation Titleholder at Closing, and (iv) at Closing, convey and assign directly to Buyer or Buyer’s Exchange Accommodation Titleholder (as directed in writing) the Oil and Gas Assets which are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof. Seller and Buyer acknowledge and agree that any assignment of this Agreement, shall not increase the costs, expenses or liabilities of a party as a result of the other party’s assignment of this Agreement to a Qualified Intermediary or Exchange Accommodation Titleholder, shall not release either party from any of their respective liabilities and obligations to each other under this Agreement, and that neither party represents to the other that any particular tax treatment will be given to either party as a result thereof.

Section 14.10.    Joinder.  CEP II joins in the execution and delivery of this Agreement for the sole purpose of evidencing its agreement to Sections 7.13 and 7.16.  CEP II hereby represents and warrants to Buyer as follows:  (a) CEP II is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Colorado; (b) CEP II is duly qualified to transact business and is in good standing in the States of Texas and Oklahoma; (c) CEP II has all requisite limited liability company power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by CEP II in connection with the transactions contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby; and (d) the execution, delivery, and performance by CEP II of this Agreement and each other agreement, instrument, or document executed or to be executed by CEP II in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of CEP II.

ARTICLE XV
Definitions and References

Section 15.1.      Certain Defined Terms.  When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 15.1:

“AAA” means the American Arbitration Association.

“Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with a Person.

“Agreed Rate” means five percent per annum compounded quarterly.

“Agreement” means this Asset Purchase and Sale Agreement, as hereafter amended or modified in accordance with the terms hereof.

“Applicable Law” means any statute, law, principle of common law, rule, regulation, judgment, order, ordinance, requirement, code, writ, injunction, or decree of any Governmental Entity, exclusive of Environmental Laws.

“Assumed Obligations” means (i) to the extent required by Applicable Law, the obligation to (x) plug and abandon or remove and dispose of all wells, structures, flow lines, pipelines and other equipment, pits and holding ponds now or hereafter located on or associated with the Oil and Gas Assets, (y) cap and bury all flow lines and other pipelines now or hereafter located on or associated with the Oil and Gas Assets, and (z) remedy all Environmental

Liabilities with respect to the Oil and Gas Assets, including any actual or potential NORM contamination or chloride or other contamination of groundwater; (ii) all obligations and liabilities arising from or in connection with any Imbalances, whether before, at, or after the Effective Time; and (iii) without limiting the foregoing, and subject to Seller’s indemnity obligations under Section 12.2, all costs, obligations, and liabilities that arise under or otherwise relate to the Oil and Gas Assets, whether before, at, or after the Effective Time (including, after the Survival Date, obligations for which Seller provided indemnity to Buyer pursuant to this Agreement, including Section 12.2); provided, that Assumed Obligations does not mean or include Seller’s obligations and liabilities (x) under the Senior Credit Facility or any amounts that may be due and owing Seller’s officers, employees or owners or (y) with respect to the Excluded Assets.

“Average Price” means the average price of West Texas Intermediate crude oil for the calendar months of July and August 2008, as reported in Platts, less adjustments for basis differential, grade and transportation consistent with Seller’s historical adjustments for the oil in question.

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the State of Colorado are authorized or required to be closed for business.

“Code” means the Internal Revenue Code of 1986, or any comparable successor statute thereto, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Seller and Buyer dated June 24, 2008.

“Dollars” or “$” means U.S. Dollars.

“Environmental Laws” means all national, state, municipal or local laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity pertaining to the protection of human health or the environment, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Occupational Health and Safety Act, 29 U.S.C. §651 et seq., and any similar state or local statutes.

“Environmental Liabilities” means any and all damages (including any remedial, removal, response, abatement, clean-up, investigation and/or monitoring costs and associated legal costs) incurred or imposed (a) pursuant to any agreement order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunctions, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, or (b) pursuant to any claim by a Governmental Entity or any other Person for personal injury, property damage, damage to natural resources, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Entity or other

Person pursuant to common law or statute and related to the use or release of Hazardous Materials.

“Existing Hedges” mean any Hedges affecting the Oil and Gas Assets on the date hereof or the Closing Date.

“Governing Documents” means, when used with respect to an entity, the documents governing the formation and operation of such entity, including (i) in the instance of a corporation, the articles or incorporation and bylaws of such corporation, (ii) in the instance of a partnership, the partnership agreement, and (iii) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau or instrumentality.

“Hazardous Materials” means (i) any substance or material that is listed, defined or otherwise designated as a “hazardous substance” under Section 101(14) of CERCLA, (ii) any petroleum or petroleum products, (iii) radioactive materials, urea formaldehyde, asbestos and PCBs and (iv) any other chemical substance or waste that is regulated by any Governmental Entity under any Environmental Law.

“Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons.

“Hydrocarbons” means oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances extracted, separated, processed and produced therefrom.

“Imbalances” means gas production imbalance attributable to substances produced and sold from the Oil and Gas Assets.

“Knowledge” means, with respect to Seller, the actual knowledge of any of the executive officers of Seller and, with respect to Buyer, the actual knowledge of any of the executive officers of Buyer.

“Lease” means an oil, gas or mineral lease, a leasehold estates, operating rights and other rights authorizing the owner thereof to explore or drill for and produce Hydrocarbons and other minerals, contractual rights to acquire any such of the foregoing interest, and fee mineral, royalty and overriding royalty interest, net profits interest, production payments and other interest payable out of Hydrocarbon production, in each case, in which Seller has an interest.

“Lien” means any claim, lien, mortgage, security interest, pledge, charge, option, right-of-way, easement, encroachment, or encumbrance of any kind.

“Material Adverse Effect” means any change, development, or effect (individually or in the aggregate) which is, or is reasonably likely to be, materially adverse (i) to the business, assets, results of operations or condition (financial or otherwise) of the Oil and Gas Assets with respect to Seller or Buyer with respect to Buyer, or (ii) to the ability of a party to perform on a timely basis any material obligation under this Agreement or any agreement, instrument, or document entered into or delivered in connection herewith; provided, however, that the following changes, developments or effects shall not be considered in determining whether a Material Adverse Effect has occurred (w) the economy in general (including any effects on the economy arising as a result of acts of terrorism), (x) changes in Hydrocarbon commodity prices or other changes affecting the U.S. oil and gas industry generally, (y) the announcement of the transactions contemplated hereby, or (z) the results of Seller’s drilling activities between the date of this Agreement and the Closing Date with respect to reserves or production.

“Net Revenue Interest” means an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to an Oil and Gas Asset.

“Payout Balance” means the status, as of the dates of Seller’s calculations, of the recovery by Seller of a cost amount specified in the contract relating to a Well out of the revenue from such Well where the Net Revenue Interest of Seller therein will be either increased or reduced when such amount has been recovered.

“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

“Person” means any individual, corporation, partnership, limited liability company (or similar entity), joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

“Reasonable Best Efforts” means a party’s reasonable best efforts in accordance with reasonable commercial practice.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations under such Act.

“Seller Disclosure Schedule” shall mean a schedule delivered by Seller to Buyer on the date hereof which sets forth additional information regarding the representations and warranties of Seller contained herein and information called for hereby.

“Senior Credit Facility” means that certain Credit Facility by and among Seller and its senior lenders dated June 30, 2004, as amended from time to time.

“Senior Lender” means the lenders party to the Senior Credit Facility.

“Tax Returns” mean any return, report, statement, form or similar statement filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Taxes.

“Taxes” means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto, and including any liability for any of the foregoing items that arises as a transferee, successor, by contract or otherwise.

“Trading Day” means a day on which trading in securities generally occurs on the NYSE or, if Buyer Common Stock is not then listed on the NYSE, on the principal other United States, national or regional securities exchange on which Buyer Common Stock is then listed or, if Buyer Common Stock is not then listed on a United States, national or regional securities exchange, in the principal other market on which Buyer Common Stock is then traded.

“Transfer Taxes” means any state and local transfer, sales, use, stamp, registration, or other similar Taxes.

“Working Interest” means the percentage of costs and expenses attributable to the maintenance, development and operation of an Oil and Gas Asset.

Section 15.2.      Certain Additional Defined Terms.  In addition to such terms as are defined in the preamble to this Agreement and in Section 14.1, the following terms are used in this Agreement as defined in the Articles or Sections set forth opposite such terms:

Defined Term	Reference
Accounting Dispute	Section 2.5(c)
Accounting Referee	Section 2.5(c)
Adjusted Purchase Price	Section 2.1
Allocated Value	Section 8.1(d)
Assets	Section 1.4
Assignment	Section 10.1(g)
Buyer Common Stock	Section 2.1
Buyer SEC Reports	Section 5.9
Buyer’s Losses	Section 12.2
CAR	Section 9.6
Cash Consideration	Section 2.1
CEP II	Section 2.6(c)
Closing	Article III
Closing Date	Article III
COBRA	Section 7.13(c)
Common Stock	Section 5.11
Continuing Employees	Section 7.13(b)
Conversion Point	Section 1.3(b)
Cure Period	Section 8.2(c)
Damages	Section 13.1(a)
Deed	Section 10.1(h)
Defensible Title	Section 8.1(a)
Deposit	Section 2.6(a)
Designated Pre-Effective Time Benefits	Section 1.3(b)

Defined Term	Reference
Effective Time	Section 1.5
Environmental Arbitrator	Section 9.6
Environmental Defect	Section 9.2
Environmental Resolution Cost	Section 9.4(a)
Exchange Act	Section 5.9(a)
Excluded Assets	Section 1.4
Field Employees	Section 7.13(b)
Final Settlement Statement	Section 2.5(b)
Form S-3	Section 13.1(b)
HSR Act	Section 4.5
Indemnified Party	Section 12.5
Indemnifying Party	Section 12.5
Lands	Section 1.2(d)
Leases	Section 1.2(d)
Longview Field Office	Section 1.3(a)
NORM	Section 4.23
Notice Period	Section 12.5
NYSE	Section 2.1
Oil and Gas Assets	Section 1.2
Other Assets	Section 1.3(a)
Permitted Encumbrances	Section 8.1(b)
Post-Closing Environmental Defect	Section 9.4(b)
Post-Closing Title Defect	Section 8.2(c)
Preliminary Settlement Statement	Section 2.5(a)
Purchase Price	Section 2.1
Records	Section 1.2(g)
Request Date	Section 2.5(c)
SEC	Section 5.9
SEC Rule 144	Section 13.1(c)
Seller’s Losses	Section 12.3
Selling Members	Section 13.2
Survival Date	Section 12.2
Suspended Proceeds	Section 7.10
Title Defect	Section 8.1(c)
Title Defect Amount	Section 8.2(b)
Transition Agreement	Section 7.14
Wells	Section 1.2(c)

Section 15.3.      References, Titles and Construction.

(a)           All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b)         Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c)         The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d)         Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e)         Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(f)          Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(g)         The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(h)         No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

(i)          Exhibits A, B, C, D, E, F, and G, Schedules I, 1.3(a), 2.2(a)(vi), 2.4(a), 2.4(b), and the Seller Disclosure Schedule are attached to this Agreement.  Each such Exhibit and Schedule is incorporated herein by reference for all purposes and references to this Agreement shall also include such Exhibit and Schedule unless the context in which used shall otherwise require.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLER:

CORDILLERA TEXAS, L.P.

By:	/s/ George H. Solich
Name:	George H. Solich
Title:	President

BUYER:

FOREST OIL CORPORATION

By:	/s/ H. Craig Clark
Name:	H. Craig Clark
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO ASSET PURCHASE AND SALE AGREEMENT

JOINED, for the purposes set forth in Section 14.10, by:

CORDILLERA ENERGY PARTNERS II, LLC

By:	/s/ George H. Solich
Name:	George H. Solich
Title:	President

SIGNATURE PAGE TO ASSET PURCHASE AND SALE AGREEMENT